SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to § 240.14a-12

Power Integrations, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Power Integrations, Inc., a Delaware corporation. The meeting will be held on Friday, June 13, 2008 at 1:00 p.m. local time at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138 for the following purposes:

1.	To elect our eight nominees as directors to serve until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To approve the amendment and restatement of the Power Integrations, Inc. 1997 Outside Directors Stock Option Plan (to be renamed the Power Integrations, Inc. 2008 Outside Directors Stock Option Plan) to increase the number of shares of common stock authorized for issuance under the plan by 300,000 shares, reduce the size of the initial and annual stock option grants, and change the grant date and vesting terms of the initial and annual stock option grants.

3.	To approve the amendment and restatement of the Power Integrations, Inc. 1997 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan by 1,000,000 shares.

4.	To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for the fiscal year ending December 31, 2008.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Friday, June 13, 2008, at 1:00 p.m. local time at 5245 Hellyer Avenue, San Jose, California 95138.

The proxy statement and annual report to stockholders are available at www.edocumentview.com/POWI. The Board of Directors recommends that you vote FOR the proposals identified above.

We are pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2007 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2007 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this new process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

The record date for the annual meeting is April 23, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Rafael Torres

Rafael Torres

Secretary

San Jose, California

April 28, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

June 13, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

The Board of Directors of Power Integrations, Inc. is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice (as defined below) to submit your proxy over the telephone or on the Internet.

In accordance with rules and regulations recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to our stockholders by providing access to these documents on the Internet. In addition, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to most of our stockholders on or about April 28, 2008. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice, or request that a printed set of the proxy materials be sent to them, by following the instructions in the Notice. For those stockholders to whom the Notice is not sent, Power Integrations intends to mail this proxy statement and an accompanying proxy card on or about May 2, 2008.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 23, 2008 will be entitled to vote at the annual meeting. On this record date, there were 30,288,912 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 23, 2008 your shares were registered directly in your name with Power Integrations’ transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below or in the Notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 23, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are, or the Notice is, being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	To elect our eight nominees as directors to serve until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified;

•

To approve the amendment and restatement of the Power Integrations, Inc. 1997 Outside Directors Stock Option Plan (to be renamed the Power Integrations, Inc. 2008 Outside Directors Stock Option Plan) to increase the number of shares of common stock authorized for issuance under the plan by 300,000 shares, reduce the size of the initial and annual stock option grants, and change the grant date and vesting terms of the initial and annual stock option grants;

•

To approve the amendment and restatement of the Power Integrations, Inc. 1997 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan by 1,000,000 shares; and

•	To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for the fiscal year ending December 31, 2008.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of new SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we have sent to most of our stockholders a Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to www.envisionreports.com/POWI and enroll for online delivery of annual meeting and proxy voting materials.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using a proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

➢

To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail), and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

➢

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card.

➢

To vote on the Internet, registered holders may go to www.envisionreports.com/POWI to complete an electronic proxy card. Specific instructions to be followed by any registered stockholder interested in voting via the Internet are set forth on the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Power Integrations. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 23, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director, “For” the approval of the amendment and restatement of the 1997 Outside Directors Stock Option Plan (to be renamed the 2008 Outside Directors Stock Option Plan), “For” the approval of the amendment and restatement of the Employee Stock Purchase Plan and “For” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees, together with representatives of The Altman Group, may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but The Altman Group will be paid its customary fee of approximately $6,500, plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card or Notice?

If you receive more than one proxy card or Notice, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card, or vote as directed on each Notice, to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of four ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may vote again over the Internet or by telephone.

➢	You may send a written notice that you are revoking your proxy to Power Integrations’ Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.

➢	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 3, 2009 to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002; provided, however, that if our 2009 Annual Meeting of Stockholders is held before May 14 or after July 13, 2009, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2009 Annual Meeting of Stockholders. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information in writing to our Corporate Secretary at the address above by January 3, 2009, except that if our 2009 Annual Meeting of Stockholders is held before May 14 or after July 13, 2009, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form or notice of how to vote over the internet or by telephone from the institution that holds your shares and follow the instructions included on that form or notice regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to

“discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters not deemed “discretionary” items. In such cases, the shares are determined to be “present” for purposes of determining whether a quorum is present, but are not counted for purposes of any vote.

How many votes are needed to approve each proposal?

➢

For the election of our eight nominees as directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

➢

To be approved, Proposal 2, approval of the amendment and restatement of the Power Integrations, Inc. 1997 Outside Directors Stock Option Plan (to be renamed the Power Integrations, Inc. 2008 Outside Directors Stock Option Plan) to increase the number of shares of common stock authorized for issuance under the plan by 300,000 shares, reduce the size of the initial and annual stock option grants, and change the grant date and vesting terms of the initial and annual stock option grants, must receive a “For” vote from the majority of shares voting either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

➢

To be approved, Proposal 3, approval of the amendment and restatement of the Power Integrations, Inc. 1997 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan by 1,000,000 shares, must receive a “For” vote from the majority of shares voting either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

➢

To be approved, Proposal 4, ratification of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2008, must receive a “For” vote from the majority of shares voting either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 30,288,912 shares outstanding and entitled to vote. Thus 15,144,457 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Power Integrations’ quarterly report on Form 10-Q for the quarter of fiscal year ending June 30, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Power Integrations’ Board of Directors (the “Board”) is elected annually at the annual meeting. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the year, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board presently has eight members, three of whose terms of office expire at the annual meeting. The other directors were elected to terms expiring at later annual meetings; however, these directors will resign their extended terms effective at the annual meeting in order that they may be newly elected into a one-year term, enabling us to immediately transition to terms of office for one year. Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders, other than Dr. Fiebiger. Dr. Fiebiger was recommended by a non-management director. If elected at the annual meeting, each of these nominees would be elected to serve until the 2009 Annual Meeting of Stockholders and until his successor is elected and qualified, or until the director’s death, resignation or removal. It is Power Integrations’ policy to encourage directors and nominees for director to attend the annual meeting. One director attended the 2007 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. Unless marked otherwise we will vote proxies returned to us for the nominees named below. The eight candidates receiving the highest number of affirmative votes will be elected.

This Proposal 1 is to elect our eight nominees nominated as directors. The following is a brief biography of each nominee for director, including age as of March 31, 2008:

Balu Balakrishnan

Balu Balakrishnan, age 53, has served as president and chief executive officer and as a director of Power Integrations since January 2002. He served as president and chief operating officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed by National Semiconductor Corporation, a semiconductor company.

Alan D. Bickell

Alan D. Bickell, age 71, has served as a member of the Board since April 1999. Mr. Bickell spent more than 30 years with Hewlett-Packard Company, a computer-hardware company, serving as corporate senior vice president and managing director of geographic operations from 1992 until his retirement in 1996. Mr. Bickell serves on the board of directors of the Peking University Educational Foundation (USA).

Nicholas E. Brathwaite

Nicholas E. Brathwaite, age 49, has served as a member of the Board since January 2000. Mr. Brathwaite is currently a partner at Bigwood Capital LLC. He served as chief technology officer of Flextronics International Ltd., an electronics company, from 2000 until 2007. In 1995, Flextronics International Ltd. acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of vice president and general manager of operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test, and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing. He is also a member of the board of directors of Photon Dynamics, Inc., a yield management solutions company for the flat panel display market.

R. Scott Brown

R. Scott Brown, age 66, has served as a member of the Board since July 1999. Mr. Brown has been retired since May 1, 1999. From 1985 to May 1999, Mr. Brown served as senior vice president of worldwide sales and support for Xilinx, Inc., a designer and developer of complete programmable logic solutions for use by electronic equipment manufacturers.

James Fiebiger

Dr. James Fiebiger, age 66, became a member of the Board in March 2006. Dr. Fiebiger is currently a consultant to the semiconductor and electronic design automation industries. From December 1999 to October 2004, he served as chairman and chief executive officer of Lovoltech Inc., a fabless semiconductor company. Dr. Fiebiger served as vice chairman of GateField Corporation, a fabless semiconductor company, from February 1999 until the company was sold to Actel Corporation in November 2000. He served as GateField Corporation’s president and chief executive officer from June 1996 until February 1999. From October 1993 to June 1996, he was chairman and managing director of Thunderbird Technologies, Inc., a semiconductor technology licensing company. From December 1987 to September 1993, he was president and chief operating officer at VLSI Technology, Inc., a semiconductor company. From August 1981 to August 1985, he was senior corporate vice president and assistant general manager of Motorola, Inc. Semiconductor Products Sector, the semiconductor business of Motorola, a wireless and broadband communications company. Dr. Fiebiger is a member of the board of directors of Qlogic Corporation, a storage networking solutions company, Mentor Graphics Corporation, an electronic design automation company, Actel Corporation, a semiconductor company, and Pixelworks, Inc., a fabless semiconductor company.

Balakrishnan S. Iyer

Balakrishnan S. Iyer, age 51, has served as a member of the Board since February 2004. From October 1998 to June 2003, Mr. Iyer served as senior vice president and chief financial officer for Conexant Systems, Inc., a designer, developer and seller of semiconductor systems solutions for communications applications. From January 1997 to September 1998, Mr. Iyer served as senior vice president and chief financial officer for VLSI Technology, Inc., a semiconductor company. Mr. Iyer also serves on the board of directors of Conexant Systems, Inc., Invitrogen Corporation, a life-science technology company, Qlogic Corporation, a storage networking solutions company, Skyworks Solutions, Inc., a wireless semiconductor company, and IHS Inc., a global provider of technical information, decision-support tools and related services.

E. Floyd Kvamme

E. Floyd Kvamme, age 70, has served as a member of the Board since September 1989. Mr. Kvamme is partner emeritus of Kleiner Perkins Caufield & Byers, a venture capital company. Mr. Kvamme also serves on the boards of National Semiconductor Corporation, a semiconductor company, Harmonic Inc., a broadband optical networking and digital video systems company, and two private companies.

Steven J. Sharp

Steven J. Sharp, age 66, has served as a member of the Board since our inception in 1988 and was elected non-executive chairman of the Board in May 2006. Mr. Sharp has served as chairman of the board of directors of TriQuint Semiconductor, Inc., a manufacturer of electronic components for the communications industry, since 1992. He joined TriQuint Semiconductor, Inc. as president, chief executive officer and director in September 1991. Mr. Sharp served as president and chief executive officer of TriQuint Semiconductor, Inc. until July 2002. Prior to TriQuint Semiconductor, Inc., Mr. Sharp was associated with various venture capital and startup semiconductor firms. He helped start Crystal Semiconductor (now Cirrus Logic, Inc.), Gazelle Microcircuits, Inc. (now TriQuint Semiconductor, Inc.), Megatest Corporation (now Teradyne, Inc.) and Volterra Semiconductor Corporation. He also founded Silicon Architects (now Synopsys, Inc.). Mr. Sharp also serves on the boards of several private companies and charitable organizations.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INDEPENDENCE OF THE BOARD

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board consults with Power Integrations’ counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the directors, other than Mr. Balakrishnan, our president and chief executive officer, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Balakrishnan have a material or other disqualifying relationship with Power Integrations. Mr. Balakrishnan, by virtue of being our president and chief executive officer, is not an independent director.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

The Board has adopted Corporate Governance Guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations’ management. The guidelines are also intended to align the interests of directors and management with those of Power Integrations’ stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, Board committees and compensation and director education and orientation. The Corporate Governance Guidelines are available on our website, which is www.powerint.com.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The following table provides membership information and meeting information for 2007 for each of the Audit, Compensation and Nominating and Governance Committees:

Name	Audit		Compensation		Nominating and Governance
Alan D. Bickell	X	*	X	(2)
Nicholas E. Brathwaite					X
R. Scott Brown			X
James Fiebiger	X	(1)			X	*
Balakrishnan S. Iyer	X				X
E. Floyd Kvamme	X	(1)	X	*
Steven J. Sharp(3)			X	(2)	X
Total meetings in year 2007	7		9		4

*	Committee Chairperson

(1)	On July 30, 2007, Mr. Fiebiger joined the Audit Committee and Mr. Kvamme ceased to be a member of the Audit Committee.

(2)	On July 30, 2007, Mr. Sharp joined the Compensation Committee and Mr. Bickell ceased to be a member of the Compensation Committee.

(3)	As of January 29, 2008, Mr. Sharp is no longer a member of the Nominating and Governance Committee.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Power Integrations.

AUDIT COMMITTEE

The Audit Committee of the Board oversees Power Integrations’ corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on Power Integrations’ audit engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	meets to review Power Integrations’ annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	reviews and, if it determines appropriate, approves related person transactions; and

•	monitors compliance with the Code of Business Conduct and Ethics.

As of the date of this proxy statement, three directors comprise the Audit Committee: Messrs. Bickell and Iyer and Dr. Fiebiger. The Board has adopted a written Audit Committee Charter which can be found on our website at www.powerint.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations’ Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each member’s level of knowledge and experience based upon his extensive experience as set forth above in each of their respective biographies, including as a senior executive officer with financial oversight functions.

COMPENSATION COMMITTEE

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Compensation Committee performs several functions, including:

•

with respect to the chief executive officer, reviews and approves all compensation, including incentive-based compensation and equity compensation awards, and develops or reviews annual performance objectives and goals relevant to compensation and awards and evaluates the performance of the chief executive officer in light of these goals and objectives;

•

reviews incentive-based compensation plans in which our executive officers participate, and determines the salaries, incentive and equity compensation for executive officers, and oversees the evaluation of management;

•	approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;

•

proposes the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;

•	grants rights, participation and interests in our compensation plans to eligible participants;

•

approves and periodically reviews the salary and equity award ranges for non-executive officers and our other employees, and authorizes our chief executive officer to approve compensation levels for such non-executive officers and our other employees within such ranges;

•	reviews and approves such other compensation matters as our Board or our chief executive officer wishes to have the Compensation Committee approve;

•

analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans; and

•	reviews with management the Compensation Discussion and Analysis (included in this proxy statement) and to consider whether to recommend that it be included in proxy statements and other filings.

As of the date of this proxy statement, three directors comprise the Compensation Committee: Messrs. Sharp, Brown and Kvamme. All members of Power Integrations’ Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on our website at www.powerint.com.

Compensation Committee Processes and Procedures

The Compensation Committee of the Board determines all compensation for our executive officers, including our chief executive officer. The Compensation Committee also administers our compensation plans, including equity incentive plans, as well as makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans.

The Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations.

The Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.

Our chief executive officer reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan, our chief executive officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide them with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management’s and the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan and other executive officers attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

The Compensation Committee aligns cash and equity compensation to market comparables. The Compensation Committee selects peer companies on the basis of fiscal and business similarities to Power Integrations. The Compensation Committee analyzes market compensation practices annually using the most directly relevant published survey sources available. In 2007, the Compensation Committee engaged an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord attends Compensation Committee meetings from time to time and provides peer group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation.

Our Board determines outside director compensation, after receiving the recommendations from the Compensation Committee and the same independent consultant engaged by the Compensation Committee and used by the Compensation Committee in connection with determining executive officer compensation.

A further description of the Compensation Committee processes and procedures and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal years 2007 and 2008 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee of the Board is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

•	evaluates and recommends to the Board director nominees for each election of directors;

•	determines criteria for selecting new directors, including desired board skills and attributes, and identifies and actively seeks individuals qualified to become directors;

•	considers nominations of director candidates validly made by stockholders;

•	reviews and makes recommendations to the Board concerning qualifications, appointment and removal of committee members;

•	develops, recommends for Board approval, and reviews on an ongoing basis the adequacy of, Power Integrations’ corporate governance principles;

•	assists the Board in developing criteria for the evaluation of the Board and committee performance; and

•	considers Board nominees and proposals submitted by stockholders and establishes any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.powerint.com. As of the date of this proxy, three directors comprise the Nominating and Governance Committee: Messrs. Brathwaite and Iyer and Dr. Fiebiger. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Power Integrations, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Power Integrations’ stockholders.

Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Power Integrations and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee considers the criteria for director qualifications set by the Board, as well as diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Power Integrations, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to Power Integrations during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then recommends a nominee to the Board by majority vote. To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by January 1 of the year in which such director is to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Power Integrations’ stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

MEETINGS OF THE BOARD

The Board met ten times in 2007. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member in 2007.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Power Integrations’ Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the security holder making the communication. The communications will be reviewed by the chairman of the Board. The chairman of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the chairman of the Board shall discard the communication.

CODE OF BUSINESS CONDUCT AND ETHICS

Power Integrations has adopted the Power Integrations, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website, which is www.powerint.com, and available in print to any stockholder who requests it. Requests for printed copies of the Code of Business Conduct and Ethics can be made by writing to Attn: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

PROPOSAL 2

APPROVAL OF THE 2008 OUTSIDE DIRECTORS STOCK OPTION PLAN

Our Board is requesting stockholder approval of an amendment and restatement of the Power Integrations, Inc. 1997 Outside Directors Stock Option Plan (to be renamed the Power Integrations, Inc. 2008 Outside Directors Stock Option Plan), also referred to as the Directors Plan. Under the Directors Plan as currently in effect, each non-employee director is granted an option to purchase 10,000 shares of our common stock (a) on the anniversary date of the initial public offering of our common stock, our IPO, if the director was serving as a director on the date of our IPO, or (b) on the anniversary date of election to the Board if the director was not serving as a director on the date of our IPO. This lack of standardization of grant dates has been difficult to administer and would be remedied by adoption of the Directors Plan by this Proposal 2.

The Board is requesting stockholder approval of the Directors Plan to effect the following changes:

•	Increase the number of shares of common stock issuable under the Directors Plan by 300,000 shares;

•	Restructure the automatic grants of initial options, granted to each new non-employee director at the time of his or her initial election or appointment to the Board as follows:

•

Beginning on the date of the annual meeting, the number of options granted to each new non-employee director at the time of his or her initial election or appointment to the Board will be reduced from 30,000 to 20,000 shares of common stock; and

•

Revise the vesting schedule of initial options, so that such options vest with respect to (a) one sixth of the underlying shares six months after the date of grant, and (b) the balance of the shares in a series of 30 successive equal monthly installments thereafter. Previously, the initial options vested with respect to (a) one third of the underlying shares on the first anniversary of the date of grant, and (b) the balance of the shares in a series of 24 successive equal monthly installments thereafter.

•	Restructure the automatic grants of annual options to non-employee directors over their period of service on the Board as follows:

•

From June 13, 2008 until July 1, 2008, non-employee directors who were first elected to the Board after the initial public offering of our common stock will continue to receive an option to purchase 10,000 shares of common stock on the anniversary of the date of their election (if such anniversary date falls within this period);

•

On July 1, 2008, each continuing non-employee director will receive an option to purchase the number of shares of common stock equal to: 8,000 multiplied by the fraction equal to the fraction of a year between the date of such non-employee director’s most recent annual option (or initial option, if no annual option has been granted) and July 1, 2008;

•

On the first day in July of each year beginning in 2009, the number of options granted to each continuing non-employee director will be reduced from 10,000 to 8,000 shares of common stock, with such number of shares further reduced pro rata if such non-employee director has served on the Board for less than one year; and

•

Revise the vesting schedule of annual options, so that such options vest with respect to all of the underlying shares six months after the date of grant. Previously, annual options vested over 12 months beginning with the 25th month after the date of grant, which date is the anniversary of a non-employee director’s election to the Board (or the anniversary date of our IPO if the non-employee director was serving on the Board at that time).

The Directors Plan became effective in connection with the initial public offering of our common stock in December 1997. On April 22, 2008, our Board adopted the amendment and restatement being proposed here, subject to stockholder approval. The proposed amendment to increase the number of shares authorized for issuance under the Directors Plan by 300,000 shares ensures that we will have a sufficient number of shares available to continue to grant options to our non-employee directors over their service on our Board. The amendment to restructure the grant date of automatic annual option grants will simplify the administration of the Directors Plan. The Directors Plan, as amended and restated, has been filed with the SEC as an appendix to this proxy statement and may be accessed from the SEC’s website at www.sec.gov.

The Directors Plan remains essential to our continuing efforts to attract and retain qualified and experienced individuals to serve as members of the Board at a time when their responsibilities and obligations have increased as a result of recent changes in the law, and to assure that we will continue to have dedicated, professional, and highly-qualified individuals serving as non-employee directors.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes will have no effect on the outcome of this vote. Should our stockholders fail to approve the amendment and restatement of the Directors Plan, the Directors Plan will continue to remain in effect.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

The material terms and provisions of the Directors Plan are summarized below. This summary, however, does not purport to be a complete description of the Directors Plan. The Directors Plan has been filed with the SEC as an attachment to this proxy statement and may be accessed from the SEC’s website at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the Directors Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Secretary, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

The following is a summary of the material features of the Directors Plan.

General

The Directors Plan provides for the automatic grant of nonstatutory stock options to non-employee directors over their period of service on the Board.

Purpose

Our Board adopted the Directors Plan to provide a means to advance our interests and the interests of our stockholders by providing an incentive to attract and retain highly qualified persons to serve as non-employee directors, and to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of our common stock, and thereby align the long-term interests of those individuals with our stockholders.

Administration

Our Board administers the Directors Plan. All options granted under the Directors Plan are made in strict compliance with its express provisions. Subject to the provisions of the Directors Plan, the Board has the authority to construe and interpret the Directors Plan and options granted thereunder.

Eligibility

Participation in the Directors Plan is limited to non-employee directors. During 2007, we granted options to purchase an aggregate of 70,000 shares of common stock to the seven current non-employee directors under the Directors Plan at exercise prices ranging from $22.68 to $31.46 per share.

Stock Subject to the Directors Plan

Subject to this Proposal, the maximum number of shares of common stock available for issuance under the Directors Plan is 1,100,000. This share reserve consists of (a) 800,000 shares currently reserved for issuance under the Directors Plan, plus (b) an additional 300,000 shares subject to approval of our stockholders at the annual meeting.

As of April 1, 2008, 615,834 shares of common stock were subject to outstanding options under the Directors Plan, and 36,668 shares of common stock remained available for future issuance. If options granted under the Directors Plan expire or otherwise terminate without being exercised in full, the shares of common stock not acquired pursuant to such options again become available for subsequent issuance under the Directors Plan.

Initial Options

Beginning at the time of the annual meeting, each new non-employee director will receive an option to purchase 20,000 shares of our common stock at the time of his or her initial election or appointment to the Board (a “new initial option”). Prior to the annual meeting, each new non-employee director receives an option to purchase 30,000 shares of our common stock at the time of his or her initial election or appointment to the Board (a “previously scheduled initial option”). Additional changes to the vesting schedule of the initial options are described below.

Annual Options

Previously Scheduled Annual Options.    Between the date of the annual meeting and July 1, 2008, each continuing non-employee director will continue to receive an option to purchase 10,000 shares of our common stock on the “anniversary date” for that non-employee director (a “previously scheduled annual option”). The anniversary date for non-employee directors who joined after the initial public offering of our common stock is the date that director was first elected or appointed to our Board. The anniversary date for non-employee directors who were serving at the time of the initial public offering of our common stock in 1997 is the date that the Directors Plan became effective in connection with such initial public offering. After July 1, 2008, continuing non-employee directors will no longer receive an option on his or her anniversary date.

Transitional Annual Options.    On July 1, 2008, each continuing non-employee director will receive an option to purchase the number of shares of common stock equal to: 8,000 multiplied by the fraction equal to the fraction of a year between the date of such non-employee director’s most recent annual option (or initial option, if no annual option has been granted) and July 1, 2008. The number of shares of our common stock subject to each such transitional annual option will be rounded down to the next whole share.

New Annual Options.    On the first day of July of each year beginning in 2009, continuing non-employee directors will receive an option to purchase 8,000 shares of our common stock, with such numbers of shares reduced pro rata if such non-employee director has served on the Board for less than one year (a “new annual option”). The number of shares of our common stock subject to each such new annual option will be rounded down to the next whole share.

Terms of Initial Options and Annual Options

Options may be granted under the Directors Plan pursuant to stock option agreements adopted by our Board. Our Board retains the discretion to amend the form of such stock option agreements to the extent consistent with the terms of the Directors Plan.

Exercise Price.    The exercise price of options is equal to the fair market value of our common stock on the date of grant. The fair market value per share on any particular date under the Directors Plan is the closing sale price per share on such date reported on the Nasdaq Global Select Market. As of April 23, 2008, the fair market value determined on such basis was $32.00 per share.

Vesting Generally.    Options granted under the Directors Plan vest and become exercisable during the optionee’s continued service with us or our participating company group, whether this service is performed in the capacity of an employee, director, or consultant (collectively, “service”) and regardless of any change in the capacity of the service performed.

Vesting of Initial Options.    Initial options vest with respect to (a) one sixth of the underlying shares six months after the date of grant, and (b) the balance of the shares in a series of 30 successive equal monthly installments over the 30-month period measured from six months after the date of grant, so that all shares are vested on the third anniversary of the date of grant. Prior to the amendment and restatement of the Directors Plan, initial options vested with respect to (a) one third of the underlying shares on the first anniversary of the date of grant, and (b) the balance of the shares in a series of 24 successive equal monthly installments over the two year period measured from the first anniversary of the date of grant, with all shares vested on the third anniversary of the date of grant. Essentially, the amendment and restatement of the Directors Plan reduces the “vesting cliff” of initial options from one year to six months.

Vesting of Annual Options.    Each previously scheduled annual option vests in a series of 12 successive equal monthly installments beginning in the 25th month after the date of grant, so that all shares vest on the third anniversary of the date of grant. Each transitional annual option and new annual option vests with respect to all of the shares six months after the date of grant.

Consideration.    The exercise price of options granted under the Directors Plan may be paid in (a) cash, check, or cash equivalents, (b) by delivery of other shares of our common stock held by the optionee for at least six months, or (c) pursuant to a broker-assisted cashless exercise.

Maximum Exercise Period.    The maximum term of options granted under the Directors Plan is 10 years from the date of grant.

Restrictions on Transfer.    During the lifetime of our non-employee directors, options are exercisable only by the director or his or her guardian or legal representative. Options are not transferable except by will or by the laws of descent and distribution.

Right to Decline Options.    Prior to the day that any non-employee director is scheduled to receive an option under the Directors Plan, such individual may elect not to receive such an option. Any person declining an option will receive no other consideration in lieu of a declined option.

Changes to Capital Structure

In the event any change is made to the outstanding shares of our common stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to: (a) the maximum number and/or class of securities issuable under the Directors Plan; (b) the number and/or class of securities for which options are subsequently to be granted to new and continuing non-employee directors; and (c) the number and/or class of securities and the price per share in effect under each outstanding option under the Directors Plan.

Changes in Control

In the event of certain change in control transactions, all outstanding options under the Directors Plan will become immediately vested and exercisable effective upon the consummation of such transaction. In addition, the surviving, successor, or acquiring corporation may either assume or substitute for outstanding options.

Options that are not assumed or substituted by an acquiring corporation will terminate and cease to remain outstanding effective as of the change in control transaction.

A change in control transaction will be deemed to occur if an ownership change event or series of ownership change events occurs in which our stockholders do not retain ownership, in substantially the same proportions, of more than 50% of the voting power of our corporation or the corporations to which our assets are transferred. An ownership change event will be deemed to occur upon: (a) a sale or exchange of more than 50% of our voting stock; (b) a merger or consolidation in which we are a party; (c) a sale or exchange of substantially all of our assets; or (d) our liquidation or dissolution.

Termination and Amendment

The Board may terminate or amend the Directors Plan at any time, subject to any stockholder approval required by applicable law.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to optionees and us with respect to participation in the Directors Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which an optionee may reside.

No taxable income is recognized by an optionee upon the grant of a nonstatutory stock option under the Directors Plan. Upon exercise of a nonstatutory stock option, the optionee will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, we will be entitled to an income tax deduction in the tax year in which such ordinary income is recognized by the optionee.

Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

New Plan Benefits Under Amendment

No options have been granted under the Directors Plan on the basis of the share increase that forms part of this Proposal. Should our stockholders approve the amendment and restatement of the Directors Plan, our non-employee directors will continue to receive their previously scheduled annual options under the Directors Plan until July 1, 2008, and receive a transitional annual option under the Directors Plan on July 1, 2008. However, should our stockholders fail to approve the amendment and restatement of the Directors Plan, our non-employee directors will continue to receive an annual option to purchase 10,000 shares of our common stock on the anniversary of the date when either (a) such director was first elected or appointed to the Board, if after our IPO, or (b) the Directors Plan became effective in connection with our IPO. The exercise price per share of these options will be equal to the closing sales price of our common stock on the date of grant.

PROPOSAL 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN

Our Board is requesting stockholder approval of an amendment and restatement of our 1997 Employee Stock Purchase Plan, also referred to as the Purchase Plan, to increase the maximum number of shares of common stock that may be issued under the Purchase Plan by 1,000,000 shares. The Board approved the amendment and restatement of the Purchase Plan on April 22, 2008, subject to stockholder approval. Our stockholders have previously approved the reservation of 2,000,000 shares of our common stock for purchase by employees under the Purchase Plan. As of December 31, 2007, a total of 390,700 shares remain available for future purchases, without giving effect to the proposed amendment and restatement. The Purchase Plan, as amended and restated, has been filed with the SEC as an appendix to this proxy statement and may be accessed from the SEC’s website at www.sec.gov.

The Board believes that the Purchase Plan benefits us and our stockholders by providing our employees with an opportunity to purchase shares of common stock through payroll deductions that helps to attract, retain and motivate valued employees. To provide a reasonable reserve of shares to permit us to continue offering this opportunity to our employees, the Board has adopted, subject to stockholder approval, an amendment and restatement to increase the number of shares of common stock reserved for issuance under the Purchase Plan by 1,000,000 shares, to a total of 3,000,000 shares.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes will have no effect on the outcome of this vote. Should our stockholders fail to approve the amendment and restatement of the Purchase Plan, the Purchase Plan will continue to remain in effect.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

The material terms and provisions of the Purchase Plan are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plan. The Purchase Plan has been filed with the SEC as an attachment to this proxy statement and may be accessed from the SEC’s home page at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the Purchase Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Secretary, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

The following is a summary of the material features of the Purchase Plan:

General.

At the beginning of each offering under the Purchase Plan (an “Offering”), each participant in the Purchase Plan is granted the right to purchase, through accumulated payroll deductions, up to a number of shares of our common stock determined on the first day of the Offering (a “Purchase Right”). The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Code.

Stock Subject to Purchase Plan.

Subject to approval of this Proposal 3, a maximum of 3,000,000 of our authorized but unissued or reacquired shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure. Currently, 2,000,000 shares are authorized for issuance under the Purchase Plan, subject to adjustment as described above. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

Administration.

The Purchase Plan is administered by the Board or a committee of the Board. (For purposes of this discussion, the term “Board” refers to either the Board or such committee.) Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the Purchase Plan. The Board has the authority to interpret the Purchase Plan and Purchase Rights granted thereunder, and any such interpretation of the Board will be binding.

Eligibility.

Any of our employees or any employees of our parent or subsidiary designated by the Board for inclusion in the Purchase Plan are eligible to participate in an Offering so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year, unless that employee owns or holds options to purchase, or as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary. As of April 1, 2008, approximately 352 employees, including six executive officers, were eligible to participate in the Purchase Plan.

Offering Periods.

Generally, each Offering under the Purchase Plan is for a period of 24 months (an “Offering Period”). Offering Periods under the Purchase Plan are overlapping, with a new Offering Period beginning every six months. Offering Periods generally commence on February 1 and August 1 of each year (each an “Offering Date”) and end on the last day of January and July, respectively, occurring two years thereafter. Each Offering Period is generally comprised of four six-month purchase periods (each a “Purchase Period”). Shares are purchased on the last day of each Purchase Period (each a “Purchase Date”). The Board may establish a different term for any Offering (not to exceed 27 months) or Purchase Period or different commencement or ending dates for an Offering or a Purchase Period.

Participation and Purchase of Shares.

Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period (the “Offering Date”). Payroll deductions may not exceed 15% of an employee’s compensation on any payday during the Offering Period, provided that the Board may establish a different limit from time to time. An employee who becomes a participant in the Purchase Plan will automatically participate in each Offering beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

Subject to any uniform limitations or notice requirements imposed by us, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, we will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering at any later time. If the fair market value of a share of common stock on the Offering Date of the current Offering in which employees are participating is greater than such fair market value on the Offering Date of a new Offering, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Offering after purchasing shares and enrolled in the new Offering.

Subject to certain limitations, each participant in an Offering is granted a Purchase Right consisting of an option to purchase the lesser of (a) that number of whole shares of stock determined by dividing $50,000 by the fair market value of a share of our common stock on such Offering Date or (b) 5,000 shares. As a further limitation, no participant may purchase shares of common stock under our Purchase Plan or any other employee stock purchase plan having a fair market value exceeding $25,000 (based on the fair market value of our common stock on the first day of the Offering Period in which the shares are purchased) for each calendar year in which a Purchase Right is outstanding.

On each Purchase Date, we issue to each participant in the Offering the number of shares of our common stock equal to the amount of payroll deductions accumulated for the participant during the Purchase Period divided by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that Offering. The price at which shares are issued under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of common stock on the Offering Date or on the Purchase Date. The fair market value of the common stock on any relevant date generally will be the closing price per share as reported on the Nasdaq Global Select Market. On April 23, 2008, the closing price of our common stock as reported on the Nasdaq Global Select Market on was $32.00 per share. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next Purchase Period.

Effect of Certain Change in Control Transactions.

If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume our rights and obligations under the Purchase Plan. However, if such corporation elects not to assume the outstanding Purchase Rights, the Purchase Date of the then current Offering Period will be accelerated to a date specified by the Board that occurs before the Change in Control. Any Purchase Rights that are not assumed or exercised prior to the Change in Control will terminate. The Purchase Plan defines a “Change in Control” as any of the following events upon which our stockholders immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of our voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of our stock, its successor, or the corporation to which our assets were transferred: (a) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of our voting stock; (b) a merger or consolidation in which we are a party; (c) the sale, exchange or transfer of all or substantially all of our assets or (d) our liquidation or dissolution.

Termination or Amendment.

The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the Purchase Plan have been issued. The Board may amend or terminate the Purchase Plan at any time, except that the approval of our stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the categories of corporations that may be designated by the Board as corporations whose employees may participate in the Purchase Plan.

Shares Purchased by Certain Persons

Non-employee directors are not eligible to participate in the Purchase Plan. Since its inception, no shares have been issued under the Purchase Plan to any nominee for election as a non-employee director, or any associate of any such director, nominee and no other person has been issued five percent or more of the total amount of shares issued under the Purchase Plan. None of our employees, including employee directors or officers, purchased stock under the Purchase Plan in the fiscal year ending December 31, 2007.

Summary of U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Purchase Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under such an arrangement, a participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were paid directly to the participants. However, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or exercise of Purchase Rights. Taxable income is not to be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan, or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the Offering Period in which such shares were acquired or within one year after the actual Purchase Date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the Purchase Date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after the beginning of the Offering Period in which such shares were acquired and more than one year after the actual Purchase Date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (b) 15% of the fair market value of the shares at the beginning of that Offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (a) the amount by which the fair market value of the shares on the date of death exceeds the purchase price, or (b) 15% of the fair market value of the shares at the beginning of the Offering Period in which those shares were acquired will constitute ordinary income in the year of death.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for the fiscal year ending December 31, 2008, and the Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP audited Power Integrations’ financial statements from its inception in 1994 through 2004. Deloitte & Touche LLP audited Power Integrations’ financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Power Integrations’ Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Power Integrations and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2006 and December 31, 2007, by Deloitte & Touche LLP, Power Integrations’ independent registered public accounting firm (in thousands).

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$1,425	$1,200
Audit-Related Fees(2)	7	625
Tax Fees(3)	—	9
All Other Fees	—	—
Total Fees	$1,432	$1,834

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2006 and 2007 include fees for professional services rendered for the audits of (a) management’s assessment of the effectiveness of internal control over financial reporting and (b) the effectiveness of internal control over financial reporting.

(2)	Audit-related fees are primarily related to the restatement of our consolidated financial statements.

(3)	Tax fees relate to review of a draft IRS response and related comments.

The following table sets forth the aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2007 and 2006 by KPMG LLP, Power Integrations’ former independent registered public accounting firm (in thousands).

	Fiscal 2007		Fiscal 2006
Audit Fees	—		—
Audit—Related Fees	$20	(1)	$139	(2)
Tax Fees	—		—
All Other Fees	—		—
Total Fees	$20		$139

(1)	2007 audit-related fees are primarily related to our 2006 Annual Report on Form 10-K and our S-8 Registration Statement.

(2)	2006 audit-related fees are primarily related to the restatement of our consolidated financial statements.

All fees described above were approved by the Audit Committee.

The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such polices and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee’s responsibilities and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*

During 2007, the Audit Committee of Power Integrations was composed of three non-employee directors. Until July 30, 2007, Messrs. Bickell, Iyer and Kvamme comprised the Audit Committee, and after July 30, 2007, Mr. Bickell, Mr. Iyer and Dr. Fiebiger comprised the Audit Committee.

Management is responsible for Power Integrations’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Power Integrations’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61(Communications with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP regarding its independence as required by Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees). This information was discussed with Deloitte & Touche LLP.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission.

Audit Committee

Alan D. Bickell

Balakrishnan S. Iyer

E. Floyd Kvamme(1)

James Fiebiger(1)

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act.

(1)	On July 30, 2007, Mr. Kvamme ceased to be a member of the Audit Committee, and Dr. Fiebiger joined the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 15, 2008, with respect to the beneficial ownership of Power Integrations’ common stock by:

•	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock,

•	each executive officer named in the Summary Compensation Table,

•	each director and director nominee of Power Integrations, and

•	all executive officers and directors of Power Integrations as a group.

The address for each executive officer, director and director nominee named below is Power Integrations principal executive offices located at 5245 Hellyer Avenue, San Jose, California 95138-1002.

	Beneficial Ownership
Beneficial Owners(1)	Number of Shares(2)	Percent of Total(3)
5% Stockholders
Wasatch Advisors, Inc.(4) 150 Social Hall Avenue Suite 400 Salt Lake City, UT 84111	3,611,134	11.9%
Franklin Resources, Inc. and affiliates(5) One Franklin Parkway San Mateo, CA 94403	1,915,057	6.3%
Lord, Abbett & Co. LLC(6) 90 Hudson Street Jersey City, NJ 07302	1,948,642	6.4%
FMR LLC(7) 82 Devonshire Street Boston, MA 02109	3,282,008	10.8%
Executive officers and directors
Balu Balakrishnan(8)	1,605,128	5.1%
Douglas Bailey(9)	111,637	*
Rafael Torres(10)	29,690	*
John Tomlin(11)	234,936	*
Derek Bell(12)	279,464	*
Alan D. Bickell(13)	95,166	*
Nicholas E. Brathwaite(14)	71,666	*
R. Scott Brown(15)	107,500	*
Dr. James Fiebiger(16)	20,000	*
Balakrishnan S. Iyer(17)	41,666	*
E. Floyd Kvamme(18)	220,973	*
Steven J. Sharp(19)	88,333	*
All current executive officers and directors as a group (14 persons)(20)	3,438,066	11.1%

*	Less than 1%.

(1)	Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable) and to the information contained in the footnotes to this table.

(2)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options to purchase common stock. Generally, options to purchase common stock of Power Integrations held by executive officers are immediately exercisable but are subject to vesting. Options to purchase common stock that are exercised prior to full vesting are subject to repurchase by us until the common stock so purchased becomes fully vested. Options to purchase common stock granted to our directors are not immediately exercisable.

(3)	Percentages are based on 30,274,624 shares of common stock outstanding on February 15, 2008, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 15, 2008, or April 15, 2008, are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.

(4)	Based on a Form 13G/A filed with the SEC on February 14, 2008, as of December 31, 2007, Wasatch Advisors, Inc. held 3,611,134 shares.

(5)	Based on a Form 13G filed with the SEC on February 7, 2008, as of December 31, 2007, covering ownership by Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., Fiduciary Trust Company International and Fiduciary International, Inc. Franklin Advisers, Inc. had sole power to dispose of (or direct the disposition of) and vote (or direct the vote of) 1,111,521 shares, Franklin Templeton Portfolio Advisors, Inc. had sole power to dispose of (or direct the disposition of) and vote (or direct the vote of) 633,136 shares and Fiduciary Trust Company International had sole power to dispose of (or direct the disposition of) and vote (or direct the vote of) 159,931 shares, Fiduciary International, Inc. had sole power to dispose of (or direct the disposition of) and vote (or direct the vote of) 10,469 shares.

(6)	Based on a Form 13G filed with the SEC on February 14, 2008, as of December 31, 2007, Lord, Abbett & Co. LLC had sole power to dispose of (or direct the disposition of) 1,948,642 shares and vote (or direct the vote of) 1,674,573 shares.

(7)	Based on a Form 13G/A filed with the SEC on February 14, 2008, as of December 31, 2007, the reported shares are beneficially owned by Fidelity Management and Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment advisor, as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3d and FMR LLC, through FMR’s control of Fidelity and the funds, each had the sole power to dispose (or direct the disposition of) 3,282,008 shares and the sole power to vote (or direct the vote of) 0 shares.

(8)	Consists of 237,104 shares held by the Balu and Mohini Balakrishnan Family Trust Dated 6-9-1993, of which Mr. Balakrishnan is a trustee, and 1,368,024 shares of common stock issuable upon exercise of options exercisable within 60 days after February 15, 2008.

(9)	Includes 110,733 shares of common stock issuable upon exercise of options exercisable within 60 days after February 15, 2008.

(10)	Consists solely of shares of common stock issuable upon exercise of options exercisable within 60 days after February 15, 2008.

(11)	Consists of 8,756 shares held by Mr. Tomlin and his spouse in a joint account and 226,180 shares of common stock issuable upon exercise of options exercisable within 60 days after February 15, 2008.

(12)	Includes 273,091 shares of common stock issuable upon exercise of options 60 days after February 15, 2008.

(13)	Includes 94,166 shares of common stock issuable upon exercise of options exercisable within 60 days after February 15, 2008.

(14)	Includes 67,500 shares of common stock issuable upon exercise of options exercisable within 60 days after February 15, 2008.

(15)	Includes 102,500 shares of common stock issuable upon exercise of options exercisable within 60 days after February 15, 2008.

(16)	Consists solely of shares of common stock issuable upon exercise of options within 60 days after February 15, 2008.

(17)	Consists solely of shares of common stock issuable upon exercise of options exercisable within 60 days after February 15, 2008.

(18)	Includes 88,333 shares of common stock issuable upon exercise of options exercisable within 60 days after February 15, 2008.

(19)	Consists solely of shares of common stock issuable upon exercise of options exercisable within 60 days after February 15, 2008.

(20)	Consists of shares held by each executive officer and director, including 13,263 shares held by two executive officers who are not named executive officers, 518,644 shares of common stock issuable upon exercise of options to these executive officers within 60 days after February 15, 2008, and the shares described in footnotes 8 through 19 above.

Equity Compensation Plan Information

The following table provides information about Power Integrations’ common stock that may be issued upon the exercise of options and rights under all of the existing equity compensation plans as of December 31, 2007, which consist of the Power Integrations 1997 Stock Option Plan, the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan, the Power Integrations 1998 Nonstatutory Stock Option Plan and the Power Integrations 2007 Equity Incentive Plan.

Plan category		Number Of Securities To Be Issued Upon Exercise Of Outstanding Options And Rights (a)	Weighted - Average Exercise Price Of Outstanding Options And Rights (b)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders	1997 Stock Option Plan	7,312,233	$21.23	—
	1997 Outside Directors Stock Option Plan	595,834	$26.39	66,668
	1997 Employee Stock Purchase Plan	—	$—	390,700
	2007 Equity Incentive Plan	—	—	3,431,603

Equity compensation plans not approved by security holders	1998 Nonstatutory Stock Option Plan	216,898	$21.36	8,797

Total		8,124,965	$21.61	3,507,068

Description of 1998 Nonstatutory Stock Option Plan.    Our Board adopted the 1998 Nonstatutory Stock Option Plan, or the 1998 Plan, in July 1998. The 1998 Plan was not approved by our stockholders. The 1998 Plan provided for the grant of nonstatutory stock options to our employees and consultants. There were initially 1,000,000 shares reserved under the 1998 Plan. No additional stock awards were granted under the 1998 Plan following stockholder approval of the 2007 Equity Incentive Plan, or the 2007 Plan, at the 2007 Annual Meeting.

Our Board, or a committee appointed by our Board, set the terms of stock awards granted under the 1998 Plan subject to the terms of the 1998 Plan. The exercise price of nonstatutory stock options granted under the 1998 Plan is not less than 85% of the fair market value of the stock subject to the option on the date of grant. Options under the 1998 Plan generally terminate three months after termination of service for any reason other than death or disability, and six months after termination due to disability or death. The 1998 Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the 1998 Plan have been issued and all restrictions on such shares under the terms of the 1998 Plan and the agreements evidencing Options granted under the 1998 Plan have lapsed. Stock awards generally vest over four years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on review of the forms furnished to us, we believe that all filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2007.

COMPENSATION OF DIRECTORS

Cash Compensation.    In 2007, each of our directors, with the exception of our one employee director, Balu Balakrishnan, received $5,000 per quarter to serve as a member of our Board. In addition, the chairman of our Audit Committee, Compensation Committee and Nominating and Governance Committee received $5,000, $1,875, and $1,250 per quarter, respectively, to serve as chairpersons of these committees. Our non-employee directors received compensation to attend board meetings via phone or in person of $750 and $1,500, respectively. The members of our Audit, Compensation and Nominating and Governance Committees received additional compensation for committee meeting attendance via phone or in person of $500 and $1,000, respectively. Non-employee directors were reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.

These cash compensation arrangements continued in 2008 until revised by our Board on April 22, 2008. Effective April 1, 2008, each of our directors, with the exception of Mr. Balakrishnan, receives $6,000 per quarter to serve as a member of our Board, and the chairman of our Board receives an additional $6,250 per quarter to serve in such capacity. In addition, each chairman of our Audit Committee, Compensation Committee and Nominating and Governance Committee receives $5,000, $3,750, and $2,000 per quarter, respectively, for serving as chairpersons of these committees. Our non-employee directors receive compensation to attend Board meetings via phone or in person of $750 and $1,500, respectively. The members of our Audit, Compensation and Nominating and Governance Committees who are not the chairperson of the respective committee receive $2,000, $1,500 and $800 per quarter, respectively, to serve on these committees. Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings. In addition, on April 22, 2008, our Board approved a special one-time additional payment to Mr. Sharp calculated at $6,250 per quarter multiplied by the number of quarters beginning from the second quarter of fiscal 2006 (when he was elected chairman of our Board) through the first quarter of fiscal 2008.

Stock Option Awards.    Additionally, directors who are not employees of Power Integrations each receive options to purchase shares of common stock under the Directors Plan (as defined in Proposal 2). The Directors Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors over their period of service on the Board. The Directors Plan, as proposed to be amended, provides that each new non-employee director of Power Integrations will be granted an option to purchase 20,000 shares of common stock on the date on which such individual first becomes a non-employee director of Power Integrations (the “Initial Option”). Thereafter, each non-employee director who has served on the Board will receive an option to purchase 8,000 shares of our common stock, with such numbers of shares reduced pro rata if such non-employee director has served on the Board for less than one year (an “Annual Option”).

Assuming Proposal 2 is approved by our stockholders, the Annual Option will be made on the first day of July of each year, beginning on July 1, 2009, and a one time transitional award will be granted on July 1, 2008, with the number of shares subject to such grant to each non-employee director equaling 8,000 multiplied by the fraction equal to the fraction of the year from the date of the last Annual Option to July 1, 2008. Subject to an optionee’s continuous service with Power Integrations, and assuming our stockholders approve Proposal 2, the

Initial Option vests with respect to  1/6 of the shares six months after the date of grant, and the remaining shares vest in a series of 30 successive equal monthly installments thereafter. In addition, the Annual Option vests in full six months after the date of grant. The exercise price per share of all options granted under the Directors Plan is equal to the fair market value of a share of common stock on the date of grant. Options granted under the Directors Plan have a maximum term of ten years after the date of grant, subject to earlier termination upon an optionee’s cessation of service. In the event of certain changes in control of Power Integrations, all options outstanding under the Directors Plan will become immediately vested and exercisable in full.

If Proposal 2 is not approved by our stockholders, Initial Options to purchase 30,000 shares will continue to vest with respect to 1/3 of the shares on the first anniversary of the date of grant, and the remaining shares in a series of 24 successive equal monthly installments thereafter, and Annual Options to purchase 10,000 shares will continue to be granted shares on the anniversary date of becoming a director for each of our directors who joined our Board after the date of our initial public offering of our common stock, and for the others on the anniversary of our initial public offering each year.

The terms of the Directors Plan, and the grants under the Directors Plan, are more fully described in Proposal 2.

Compensation of Other Directors.    Mr. Balakrishnan, our chief executive officer and president, is not separately compensated for his services as a member of the Board.

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all non-employee directors of Power Integrations:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

Name	Fees Earned(1)	Option Awards(2)(3)	Total
Alan D. Bickell	$59,750	$113,708	$173,458
Balakrishnan S. Iyer	$42,250	$117,584	$159,834
R. Scott Brown	$33,500	$123,246	$156,746
Dr. James Fiebiger	$44,500	$115,616	$160,116
Steven J. Sharp	$39,500	$162,118	$201,618
Nicholas E. Brathwaite	$31,750	$111,581	$143,331
E. Floyd Kvamme	$43,000	$162,118	$205,118

(1)	This column represents annual director fees, committee chairman fees and meeting attendance fees earned in 2007. It excludes fees paid in 2007 but earned in 2006.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123(R), excluding an estimate of forfeitures related to service-based vesting conditions, and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are described in Note 5, “Stockholders’ Equity,” in our notes to consolidated financial statements as set forth in our annual report on Form 10-K for fiscal year ended 2007 as filed with the SEC on March 10, 2008. All grants were made subject to individual award agreements, the form of which was previously filed with the SEC.

(3)	The following options were outstanding as of December 31, 2007: Mr. Bickell, 115,000; Mr. Iyer, 60,000; Mr. Brown, 125,000; Dr. Fiebiger, 40,000; Mr. Sharp, 115,000; Mr. Brathwaite, 85,834; and Mr. Kvamme, 115,000.

Grants of Options to Directors

The following table sets forth each grant of options to Power Integrations’ non-employee directors during 2007 under the Directors’ Plan, together with the exercise price per share and grant fair value of each award computed in accordance with SFAS No. 123(R) using the Black-Scholes-Merton model. Subject to Dr. Fiebiger’s continued service with Power Integrations, 1/3 of Dr. Fiebiger’s Initial Option will become exercisable one year after the date of grant and 1/36 of his Initial Option will become exercisable monthly thereafter. The Annual Grants to the other directors listed below will become exercisable in twelve equal monthly installments beginning in the 25th month after the date of grant, subject to the optionee’s continued service. The exercise price per share of all options granted under the Directors Plan is equal to the fair market value of a share of common stock on the date of grant. Options granted under the Directors Plan have a maximum term of ten years after the date of grant, subject to earlier termination upon an optionee’s cessation of service.

Non-employee Director	Options Granted in 2007 (#)	Grant Date	Exercise Price Per Share ($)	Grant Date Fair Value of Option Award ($)
Alan D. Bickell	10,000	04/20/07	23.35	113,708
Nicholas E. Brathwaite	10,000	01/31/07	22.68	111,581
R. Scott Brown	10,000	07/15/07	25.90	123,246
Dr. James Fiebiger	10,000	03/22/07	23.50	115,616
Balakrishnan S. Iyer	10,000	02/13/07	23.90	117,584
E. Floyd Kvamme	10,000	12/12/07	31.46	162,118
Steven J. Sharp	10,000	12/12/07	31.46	162,118

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The primary objectives of the Compensation Committee of the Board with respect to executive compensation are as follows:

1. to attract and retain qualified executive management

2. to fairly compensate executives for the value of work provided

3. to compensate executives for achieving specific company goals and objectives

4. to provide equity awards to executives so that each executive has a meaningful ownership interest in our company

5. to implement executive compensation programs in an objective and non-discriminatory manner

To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of executives’ overall compensation to our company’s financial performance and the price of our common stock. Overall, an executive’s total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.

Role of our Chief Executive Officer in Determining Compensation

The chief executive officer reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including with respect to the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan, our chief executive officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide them with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management’s and the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan and other executive officers attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

Comparative Compensation Analysis and Role of Compensation Consultant

Power Integrations aligns both its cash and equity compensation to market comparables. The Compensation Committee selects peer companies on the basis of fiscal and business similarities to Power Integrations. The Compensation Committee analyzes market compensation practices annually using the most directly relevant published survey sources available, including surveys from Radford + Consulting (“Radford”) for the 2006 compensation analysis and Radford and Culpepper and Associates, Inc. for the 2007 and 2008 compensation analyses. For 2006 and 2007, the Compensation Committee considered peer companies to be semiconductor companies with annual revenues in the range of $100 million to $400 million. A total of twenty (20) companies are included in the group of peer companies. The peer companies are the following:

Advanced Analogic Technologies, Inc.

Cirrus Logic, Inc.

Integrated Device Technology, Inc.

Microsemi Corporation

PMC Sierra, Inc.

SiRF Technology, Inc.

Triquint Semiconductor, Inc.

Anadigics, Inc.

Diodes, Inc.

International Rectifier Corporation

Monolithic Power Systems, Inc.

Semtech Corporation

Supertex , Inc.

Applied Micro Circuits Corporation

Zoran Corporation

Echelon Corporation

Micrel Inc.

O2Micro International Limited

Silicon Laboratories, Inc.

Tessera

In 2006, the Compensation Committee engaged an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord has consistently been engaged by the Compensation Committee through 2007 and into 2008. Meyercord attends Compensation Committee meetings from time to time and provides peer group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation, and equity compensation.

Timing of Equity Awards

Subject to business needs, our policy is to grant option awards to new employees on the first trading day of the month following the date of hire, and annually to grant continuing employees option awards on the third trading day following the earnings release for the first fiscal quarter of each year. Given that we were not current in our SEC filings and our common stock was delisted by The NASDAQ Stock Market until August 13, 2007, we did not grant any option awards in fiscal 2007 until after August 13, 2007. All option grants are set at the closing price on the day of the grant.

The Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust cash bonus awards and equity awards.

Executive Compensation Components

Executive compensation is divided into the following components:

Base Salary.    The Compensation Committee establishes base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the Compensation Committee believes that executive base salaries should be targeted at or above the 50th percentile of salaries for executives in similar positions and with similar responsibilities at peer companies in order to attract and retain qualified executives. The Compensation Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The 2006 and 2007 salaries of each of the named executive officers are set forth in the table below entitled “Summary Compensation Table.”

Annual Bonus.    The Compensation Committee believes that a substantial portion of the annual cash compensation for each executive officer should be in the form of variable incentive bonuses and our policy is to target annual incentive bonuses at or above the 50th percentile of peer companies. This resulted in 2007 cash bonus compensation targets to be 65% of annual salary for our CEO and approximately 38% of annual salary for other named executive officers. The Compensation Committee established this policy and targets in order to attract qualified executives, align their interests with those of our stockholders, and provide appropriate executive and leadership incentives. Generally, the Compensation Committee aligns an executive’s annual target bonus with the target bonuses of executives with similar positions in comparable companies. The annual incentive bonuses are intended to compensate officers for achieving annual financial goals at the corporate level. The 2007 target bonuses for each of the named executive officers are set forth in the table below entitled “Grants of Plan-Based Awards in 2007.”

For 2006, our executive bonus plan provided that actual cash bonuses would be earned based 100% upon company non-GAAP earnings per share performance compared to target performance. The non-GAAP earnings per share targets excluded the following items: revenue related to a ship and debit settlement related to periods prior to 2006, expenses associated with the restatement of prior years earnings, certain expenses related to legal fees in defending Power Integrations’ intellectual property and related tax effects. These items were excluded because the Compensation Committee reasoned that these items were not indicative of our core operating performance and did not relate to achieving the compensation objectives as discussed above. For 2007, the Compensation Committee reassessed our executive officer bonus plan and determined that actual bonus payments would be based upon revenue, and non-GAAP operating income performance, as described below, rather than non-GAAP earnings per share performance. The Compensation Committee made this decision to emphasize revenue growth and to focus management on operating performance by excluding the impact of changes in interest rates, tax rates and share count on income.

2007 Executive Officer Bonus Plan

Each officer, as described below, was assigned a 2007 target bonus using the criteria described above. Bonuses were earned based on company performance against the 2007 Executive Officer Bonus Plan’s established revenue targets and non-GAAP operating income targets. The operating income targets were based on non-GAAP operating income, which excluded certain expenses, including (a) SFAS 123(R) charges, (b) specified legal fees and settlements, and (c) any settlements with the Internal Revenue Service. Weighting of the target components was as follows:

Revenue	25%
Non-GAAP Operating Income	75%
Total	100%

Revenue Component of Executive’s Bonus:

No pay out would be made if our 2007 actual revenue did not exceed $185 million, the established minimum amount of revenue as set forth in the 2007 Executive Officer Bonus Plan. If 2007 actual revenue increased above the minimum amount of revenue, the actual bonus would increase, up to 100% of the revenue component of the target bonus when actual revenue equaled target revenue of $190 million in the 2007 Executive Officer Bonus Plan, and the bonus would continue to increase thereafter as actual revenue increased, up to a maximum of 200% of the revenue component of the target bonus when revenues reached $210 million.

Operating Income Component of Executive’s Bonus:

No pay out would be made if our 2007 actual non-GAAP operating income did not exceed $34 million, the established minimum amount of non-GAAP operating income as set forth in the 2007 Executive Officer Bonus Plan. If 2007 actual non-GAAP operating income increased above the minimum amount of non-GAAP operating income, the actual bonus would increase, up to 100% of the non-GAAP operating income component of the target bonus when actual non-GAAP operating income equaled non-GAAP operating income of $39 million in the 2007 Executive Officer Bonus Plan, and the bonus would continue to increase thereafter as actual non-GAAP operating income increased, up to a maximum of 200% of the non-GAAP operating income component of the target bonus when non-GAAP operating income reached $59 million.

Long-Term Equity-Based Incentive Awards.    The goal of Power Integrations’ long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage Power Integrations from the perspective of an owner with an equity stake in the business. We further believe that long-term performance is achieved through a culture that encourages long-term performance by our executive officers through the use of stock-based awards. We believe that having a meaningful potential financial gain through the company stock option plan assists us in retaining our executive officers and helps align their financial interests with our stockholders’ interests. The Compensation Committee has not set stock ownership guidelines for executives because in some cases, guidelines would place a financial burden on the executive. The Compensation Committee considers the available shares for distribution and determines the size of the grants of equity-based incentives according to several factors, including market survey data of peer companies, the executive’s past performance and expected future contribution, the retention value of the executive’s prior unvested option grants, Power Integrations’ growth and performance outlook, and the option grants provided to executives in similar positions at comparable companies. The Compensation Committee does not believe the accounting treatment of the various types of equity awards should be the primary basis for making equity award decisions and instead primarily bases its decisions on executive and company performance and the practice of competitor companies.

During 2007, the Compensation Committee made option grants to Power Integrations’ executive officers as indicated in the “Grants of Plan-Based Awards in 2007” table below. Each grant allows the executive officer to acquire shares of Power Integrations’ common stock at a fixed price per share. The option grant will provide a return only if Power Integrations’ common stock appreciates over the option term.

Other Compensation.    Our executives are party to employment agreements and offer letters (“Employment Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause or is terminated in connection with a change in control. These benefits are continued health plan coverage and extended time to exercise stock options in the event of termination of employment after a set age following an extended amount of service to our company. The Compensation Committee approved these employment agreements because it believes these severance provisions are necessary to retain our current executives and to attract future executives. These severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to motivate named executive officers to continue employment with the company and maximize stockholder value in the event of a potential change in control. A summary of the material terms of these Employment Agreements, together with a quantification of the benefits available under the agreements, may be found in the section below entitled “Summary of Executive Compensation—Employment Contracts and Termination of Employment and Change of Control Agreements.”

Perquisites and Generally Available Benefit Programs

We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. However, any employee who is a stockholder of more than 5% of our voting stock is not eligible to participate in the employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2007, Power Integrations matched employee contributions to our 401(k) plan up to $3,000. We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Pension Benefits”.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits Power Integrations to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. For 2006, no executive was paid more than $1 million. To date, the tax effects of Internal Revenue Code Section 162(m) have not been a material factor in establishing appropriate executive compensation.

2008 Executive Compensation Actions

On April 22, 2008, the Compensation Committee approved, consistent with the compensation philosophy and goals described above, the following salary and bonus plan.

2008 Salaries and Target Bonuses

Executive Officer	Title	2008 Salary	2008 Target Bonus
Balu Balakrishnan	Chief Executive Officer	$400,000	$275,000
Rafael Torres(1)	Chief Financial Officer	$245,000	$100,000
Derek Bell	Vice President, Engineering	$275,000	$110,000
Doug Bailey	Vice President, Marketing	$240,000	$90,000
John Tomlin	Vice President, Operations	$275,000	$110,000

(1)	Mr. Torres has informed us that he will be leaving our company at an indeterminate date in the future.

2008 Executive Officer Bonus Plan

The Compensation Committee determined that the 2007 Executive Officer Bonus Plan had served the company well, and structured the 2008 Executive Officer Bonus Plan to be the same as the 2007 Executive Officer Bonus Plan, as described above, but with new minimum, target and maximum amounts above the 2007 amounts, with the exception of one metric being the same as in 2007.

Revenue Component of Executive’s Bonus:

No pay out will be made if our 2008 actual revenue does not exceed at least an established minimum amount of revenue as set forth in the 2008 Executive Officer Bonus Plan. As 2008 actual revenue increases above the minimum amount of revenue, the actual bonus increases, up to 100% of the revenue component of the target bonus when actual revenue equals target revenue in the 2008 Executive Officer Bonus Plan, and continues increasing thereafter as actual revenue increases, up to a maximum of 200% of the revenue component of the target bonus.

Operating Income Component of Executive’s Bonus:

No pay out will be made if our 2008 actual non-GAAP operating income does not exceed at least an established minimum amount of non-GAAP operating income as set forth in the 2008 Executive Officer Bonus Plan. As 2008 actual non-GAAP operating income increases above the minimum amount of non-GAAP operating income, the actual bonus increases, up to 100% of the non-GAAP operating income component of the target bonus when actual non-GAAP operating income equals target operating income in the 2008 Executive Officer Bonus Plan, and continues increasing thereafter as actual non-GAAP operating income increases, up to a maximum of 200% of the non-GAAP operating income component of the target bonus. We believe these metrics are directly tied to our core operating performance, are key factors in driving stockholder value, and are important business elements that our executives can meaningfully influence. By focusing on these metrics, we seek to align the financial interests of our executives with those of our stockholders. We do not believe the target goals can be easily achieved, and will require our executives to effectively implement our business plan.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board of Power Integrations has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and, based upon the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and Annual Report on Form 10-K.

COMPENSATION COMMITTEE:

E. Floyd Kvamme (Chairman)

Steven J. Sharp(2)

R. Scott Brown

Alan D. Bickell(2)

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

(2)	On July 30, 2007, the Compensation Committee was reconstituted by removing Mr. Bickell and adding Mr. Sharp.

COMPENSATION TABLES

Summary of Executive Compensation

The following table shows the compensation awarded to, or earned by, our chief executive officer, our chief financial officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2007. We refer to these employees collectively as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Balu Balakrishnan	2007	$380,385	$3,000	$1,718,216	$281,000	$5,590	(4)	$2,388,190
President and Chief Executive Officer	2006	$362,250	$1,000	$2,291,278	$495,000	$9,510	(5)	$3,159,040

Rafael Torres(6)	2007	$243,846	—	$320,544	$112,400	$4,683	(7)	$681,473
Chief Financial Officer and Vice President, Finance and Administration	2006	$104,308	$50,000	$144,904	$90,049	$4,234	(8)	$393,495

John Tomlin	2007	$262,692	—	$389,766	$112,400	$4,812	(9)	$769,670
Vice President, Operations	2006	$252,500	—	$504,663	$198,000	$4,748	(10)	$959,911

Douglas Bailey	2007	$227,692	—	$437,899	$89,900	$8,816	(11)	$764,308
Vice President, Marketing

Derek Bell	2007	$262,692	—	$382,087	$112,400	$4,813	(12)	$761,992
Vice President, Engineering

(1)	With respect to Mr. Balakrishnan for 2006, this represents his work on one patent that was assigned to Power Integrations. With respect to Mr. Torres for 2006, this amount reflects a required bonus under his employment agreement. For bonuses granted in 2007, Mr. Balakrishnan received $3,000 for his work on one patent application that was assigned to Power Integrations in 2007.

(2)	The dollar amounts in this column reflect the compensation expense reported by us for awards granted in, and prior to, the fiscal year ended December 31, 2007. These amounts have been calculated in accordance with SFAS No. 123(R) disregarding the estimates of forfeiture and using the Black-Scholes-Merton option pricing model. Assumptions used in the calculation of these amounts are included in Note 5, “Stockholders’ Equity,” in our notes to consolidated financial statements as set forth in our annual report on Form 10-K for fiscal year ended 2007 as filed with the SEC on March 10, 2008. These amounts do not purport to reflect the value that could be recognized by the named executive officers upon sale of the underlying securities.

(3)	The dollar amounts in this column reflect the earning of annual incentive bonuses.

(4)	Represents $3,000 contributed by Power Integrations to Mr. Balakrishnan’s 401(k) account, and $2,590 for a life insurance premium.

(5)	Represents $3,000 contributed by Power Integrations to Mr. Balakrishnan’s 401(k) account, $2,460 for a life insurance premium, and $4,050 for reimbursement of personal income tax preparation fees.

(6)

Mr. Torres commenced employment with Power Integrations on July 19, 2006. His employment agreement specifies that Mr. Torres receives a salary of $240,000 per year with a target bonus of $100,000 for 2006, prorated from his start date, plus an initial bonus of $50,000. Power Integrations granted Mr. Torres options to purchase 150,000 shares of the company’s common stock at the fair market value as determined on the date of the option grant. Mr. Torres has informed us that he will be leaving our company at an indeterminate date in the future.

(7)	Represents $3,000 contributed by Power Integrations to Mr. Torres’ 401(k) account and $1,683 for a life insurance premium.

(8)	Represents $3,000 contributed by Power Integrations to Mr. Torres’ 401(k) account and $1,234 for a life insurance premium.

(9)	Represents $3,000 contributed by Power Integrations to Mr. Tomlin’s 401(k) account and $1,812 for a life insurance premium.

(10)	Represents $3,000 contributed by Power Integrations to Mr. Tomlin’s 401(k) account and $1,748 for a life insurance premium.

(11)	Represents $3,000 contributed by Power Integrations to Mr. Bailey’s 401(k) account and $1,585 for a life insurance premium and vacation cash-out of $4,231.

(12)	Represents $3,000 contributed by Power Integrations to Mr. Bell’s 401(k) account and $1,812 for a life insurance premium.

Grants of Plan – Based Awards in 2007

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards, and non-equity incentive plan awards, to the named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold(2)	Target(3)	Maximum(4)
Balu Balakrishnan	6/5/07	$0	$250,000	$500,000	—	—	—
	8/15/07	—	—	—	160,000	25.25	$1,922,448
Rafael Torres	6/5/07	$0	$100,000	$200,000	—	—	—
John Tomlin	6/5/07	$0	$100,000	$200,000	—	—	—
	8/15/07	—	—	—	35,000	25.25	$420,536
Douglas Bailey	6/5/07	$0	$80,000	$160,000	—	—	—
	8/15/07	—	—	—	25,000	25.25	$300,382
Derek Bell	6/5/07	$0	$100,000	$200,000	—	—	—
	8/15/07	—	—	—	35,000	25.25	$420,536

(1)	These columns set forth the target amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2007 under our annual cash bonus award program. The actual cash bonus awards earned for the year ended December 31, 2007 for each named executive officer are set forth in the “2007 Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the named executive officers for the year ended December 31, 2007. For a description of our annual cash bonus award program, see “Compensation Discussion and Analysis.”

(2)	No pay out would be made if the Power Integration’s 2007 actual revenue and actual non-GAAP operating income did not exceed at least an established minimum amount as set forth in the 2007 Executive Officer Bonus Plan.

(3)	Target represents the amount earned if both target metrics in the 2007 Executive Officer Bonus Plan were fully met.

(4)	Maximum represents the maximum payout under the program, which is 200% of target.

(5)

Stock options were granted pursuant to the 1997 Stock Option Plan and were immediately exercisable. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months subject to the optionee’s continued employment or service with Power Integrations. Power Integrations has a right to repurchase shares issued upon the exercise of unvested options until such shares become vested. Under the terms of the 1997 Stock Option Plan, the administrator retains the discretion, subject to the 1997 Stock Option Plan limits, to modify the terms of outstanding options and to reprice outstanding options. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(6)	Represents the grant date fair value of such option award as determined in accordance with SFAS No. 123(R). These amounts have been calculated in accordance with SFAS No. 123(R) using the Black-Scholes-Merton valuation model.

The amount of salary and bonus in proportion to total compensation in 2007 varied by executive but was consistent with the Compensation Committee’s objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.

Outstanding Equity Awards at 2007 Fiscal Year – End

The following table shows for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexerciseable	Option Exercise Price	Option Expiration Date
Balu Balakrishnan	40,020		$14.22	4/20/2009
	6,639		$15.06	4/14/2010
	33,361		$15.06	4/14/2010
	40,000		$15.06	4/14/2010
	7,403		$12.10	5/31/2011
	261,346		$12.10	5/31/2011
	4,779		$14.82	2/21/2012
	136,887		$14.82	2/21/2012
	2,699		$17.75	1/8/2013
	141,050		$17.75	1/8/2013
	3,520	153	$27.22	2/4/2014
	188,146	8,181	$27.22	2/4/2014
	145,833	54,167	$17.18	1/24/2015
	82,500	97,500	$26.75	2/7/2016
	26,666	133,334	$25.25	8/15/2017
	15,390		$12.10	12/31/08	(2)
	31,366		$14.82	12/31/08	(2)
	2,934		$18.95	1/8/2013
	153,317		$18.95	1/8/2013

Rafael Torres	20,315	96,875	$16.13	07/19/16

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexerciseable	Option Exercise Price	Option Expiration Date
John Tomlin	73,050		$18.60	10/10/2011
	1,989		$14.82	2/21/2012
	1,699		$17.75	1/8/2013
	3,520	153	$27.22	2/4/2014
	44,396	1,931	$27.22	2/4/2014
	32,812	12,188	$17.18	1/24/2015
	18,333	21,667	$26.75	2/7/2016
	5,833	29,167	$25.25	8/15/2017
	18,000		$18.60	10/10/2011	(2)
	2,934		$18.95	1/8/2013
	16,467		$18.95	1/8/2013

Doug Bailey	80,108	29,792	$19.73	11/30/14
	13,750	16,250	$26.75	02/07/16
	4,166	20,834	$25.25	08/15/17

Derek Bell	66,367		$12.10	5/31/2011
	7,403		$12.10	5/31/2011
	4,779		$14.82	2/21/2012
	23,554		$14.82	2/21/2012
	2,699		$17.75	1/8/2013
	18,863		$17.75	1/8/2013
	3,520	153	$27.22	2/4/2014
	39,605	1,722	$27.22	2/4/2014
	32,812	12,188	$17.18	1/24/2015
	18,333	21,667	$26.75	2/7/2016
	5,833	29,167	$25.25	8/15/2017
	8,684		$12.10	5/31/2011
	430		$12.10	12/31/2008	(2)
	984		$14.82	2/21/2012
	4,849		$14.82	2/21/2012
	2,934		$18.95	1/8/2013
	20,504		$18.95	1/8/2013

(1)	Except as described in footnote (2) below, options in this table were granted from the 1997 Stock Option Plan and are immediately exercisable (except that they are not exercisable during the period during which the registration statements registering the sale of the common stock upon exercise are not effective, which is the case until such time as we are current in our SEC filings and relisted on Nasdaq) and vest fully within four years from the grant date subject to the optionee’s continued employment or service with Power Integrations. Such options vest at the rate of 1/8 on the six-month anniversary of the date of grant and 1/48 monthly thereafter. Power Integrations has a right to repurchase shares issued upon the exercise of unvested options until such shares become vested. Under the terms of the 1997 Stock Option Plan, the administrator retains the discretion, subject to the 1997 Stock Option Plan limits, to modify the terms of outstanding options and to reprice outstanding options. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(2)	In 2006, our named executive officers voluntarily amended a number of the stock options held by them to provide that they were only exercisable during a specified calendar year. This is one of the options that were so amended, and the option expiration date is the last day of the calendar year in which they are exercisable. In the case of Mr. Bell, he likewise voluntarily amended one of his stock options in 2007.

2007 Option Exercises

The following table presents information concerning the aggregate number of shares for which options were exercised during fiscal 2007 for each of the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Balu Balakrishnan	54,309	$970,502.57
Rafael Torres	32,810	$485,763.93
John Tomlin	56,311	$735,243.16
Douglas Bailey	20,100	$266,881.66
Derek Bell	14,950	$257,283.52

(1)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise and the aggregate exercise price.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Chief Executive Officer Benefits Agreement.    As of April 25, 2002, Power Integrations entered into a chief executive officer benefits agreement with Balu Balakrishnan. The form of the agreement was approved by the Compensation Committee on April 18, 2002 and amended by the Compensation Committee on August 8, 2007 (the “CEO Benefits Agreement”). The CEO Benefits Agreement, as amended, provides for certain benefits, as described below, including:

•	acceleration of vesting upon a change of control of Power Integrations,

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by Mr. Balakrishnan for good reason within 18 months after a change of control,

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by Mr. Balakrishnan for good reason, and

•	retirement benefits.

A change of control is defined in the CEO Benefits Agreement as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations’ assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two year period (except changes in the Board’s composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by an executive causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in an executive’s compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from executive’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.

Upon a change of control, 50% of Mr. Balakrishnan’s then-unvested shares will vest, but if an acquiring company does not assume the options, 100% of Mr. Balakrishnan’s then-unvested shares will vest.

Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without cause or he resigns for good reason within 18 months after a change of control. These severance benefits include a lump-sum cash payment equal to twelve months of his highest annual salary from Power Integrations plus targeted annual incentive bonus, acceleration of 100% of all his then-outstanding stock options, extension of the post-termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations health plans for twelve months at Power Integrations’ expense.

In addition, Mr. Balakrishnan is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by Mr. Balakrishnan for good reason. These severance benefits include a lump-sum cash payment equal to twelve months of his highest annual salary plus targeted annual incentive bonus, acceleration of 50% of all his then-unvested stock options, and continued medical and dental coverage under the Power Integrations health plans for twelve months at Power Integrations’ expense.

Mr. Balakrishnan is entitled to retirement benefits if he is not employed elsewhere full time (other than for an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the CEO Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. Mr. Balakrishnan is entitled to the extension of his post-termination stock option exercise period for vested options for the term of the option and medical and dental benefits for him and his dependents at Power Integrations’ expense until he achieves the age of 65; thereafter, participation in the health plans would be at Mr. Balakrishnan’s expense. Power Integrations will use commercially reasonable efforts to provide that Mr. Balakrishnan will continue to be eligible for coverage under Power Integrations’ medical and dental plans upon retirement. These retirement benefits will also become available if Mr. Balakrishnan’s employment terminates due to death or disability.

If any of the payments and benefits provided under the CEO Benefits Agreement, as amended, in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the CEO Benefits Agreement, as amended), whichever amount provides the greatest amount of benefit to Mr. Balakrishnan.

The post-termination exercise period for Mr. Balakrishnan’s vested stock options granted prior to April 26, 2002 will be extended only if such extension does not require Power Integrations to incur a compensation expense for financial statement purposes. The period of extended option exercisability and the payment of benefits (including but not limited to severance, medical, dental and retirement) shall be subject to adjustment to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended, and the extended option exercise period shall not apply if substantially all options under the relevant plan terminate in connection with a change of control under current stock option plans or in connection with an event or transaction under a future equity incentive plan.

Executive Officer Benefits Agreements.    As of April 25, 2002, Power Integrations entered into executive officer benefits agreements with Derek Bell, vice president, engineering, and John Tomlin, vice president, operations. The form of the executive officer benefits agreement was approved by the Compensation Committee on April 18, 2002 and was amended by the Compensation Committee on August 8, 2007. In addition, as of August 8, 2007, Power Integrations entered into executive officer benefits agreements with Rafael Torres, chief financial officer, and Douglas Bailey, vice president, marketing. The executive officers benefits agreements referenced in this paragraph, as amended as the case may be, are referred to as the “Executive Officer Benefits Agreements,” and the executive officers referred to in this paragraph are referred to as the “Officers.” The Executive Officer Benefits Agreements provide for certain benefits, as described below, including:

•	acceleration of vesting of stock options upon a change of control of Power Integrations,

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason within 18 months after a change of control,

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason, and

•	retirement benefits.

A change of control is defined in the Executive Officer Benefits Agreements as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations’ assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board’s composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by the Officer causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in the Officer’s compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from the Officer’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.

Upon a change of control, 25% of the Officer’s then-unvested shares will vest. However, if an acquiring company does not assume the options, 50% of the Officer’s then-unvested shares will vest if the Officer is a “new executive” (an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the Officer’s then-unvested shares will vest if the Officer is a “senior executive” (an executive with at least five years of continuous service to Power Integrations as an executive officer). Mr. Bell and Mr. Tomlin are senior executives, and Mr. Torres and Mr. Bailey are new executives.

Each Officer is entitled to severance benefits in the event that he is terminated without “cause” or he resigns for “good reason” within 18 months after (i) a change of control or (ii) the date that Mr. Balakrishnan ceases to serve as chief executive officer. These severance benefits include a lump-sum cash payment equal to six months of the Officer’s highest annual salary from Power Integrations plus 50% of the Officer’s targeted annual incentive bonus (and for a senior executive, up to an additional six months of salary and 50% of bonus until such senior executive secures new employment, paid on a ratable monthly basis), vesting of 50% of then-unvested shares if the Officer is a new executive, or vesting of 100% of then unvested shares if the Officer is a senior executive, extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations’ health plans at Power Integrations’ expense for up to six months if the Officer is a new executive, or for up to twelve months if the Officer is a senior executive.

In addition, each Officer is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by such Officer for good reason. Such severance benefits include a lump-sum cash payment equal to six months of the Officer’s highest annual salary plus 50% of the Officer’s targeted annual incentive bonus, and continued medical and dental coverage under the Power Integrations’ health plans for six months at Power Integrations’ expense.

Each Officer is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the Executive Officer Benefits Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. The Officer is entitled to the extension of his post-termination stock option exercise period for vested options for the earlier of the term of the option and five years and medical and dental benefits for his dependents at Power Integrations’ expense until he achieves the age of 65; thereafter, participation in the health plans would be at the Officer’s expense. Power Integrations will use commercially reasonable efforts to provide that the Officer will continue to be eligible for coverage under Power Integration’s medical and dental plans upon retirement. These retirement benefits will also become available if an Officer was eligible for such benefits and his employment terminates due to death or disability.

The post-termination exercise period for an Officer’s vested stock options granted prior to April 26, 2002 (August 8, 2007 in the case of Mr. Bailey and Mr. Torres) will be extended only if such extension does not require Power Integrations to incur a compensation expense for financial statement purposes.

A new executive will be first eligible for benefits under an Executive Officer Benefits Agreement, as amended, upon completion of one year of continuous service as an executive officer unless the Board or the Compensation Committee determines otherwise.

If any of the payments and benefits provided under the Executive Officer Benefits Agreements, as amended, in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the Executive Officer Benefits Agreements, as amended), whichever amount provides the greatest amount of benefit to the Officer.

The period of extended option exercisability and the payment of benefits (including but not limited to severance, medical, dental and retirement) shall be subject to adjustment to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended. Further, the Executive Officer Benefits Agreements, as amended, provide that the extended option exercise period does not apply if substantially all options under the relevant plan terminate in connection with a change of control under current stock option plans or in connection with an event or transaction under a future equity incentive plan.

Pension Benefits

The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2007.

Pension Benefits

Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Balu Balakrishnan	19	$19,860
Rafael Torres	1	$1,041
John Tomlin	6	$5,478
Douglas Bailey	3	$2,952
Derek Bell	7	$1,863

Only Mr. Balakrishnan is currently eligible to receive medical benefits upon retirement. For the other named executive officers, they will become eligible upon the earlier to occur of (a) age 50 with 15 years of service or (b) age 55 with 10 years of service. The valuation method and all material assumptions are as follows:

The amounts determined in the above/following table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

•	The discount rate for future payments was 5.75% for fiscal 2007 through 8/7/2007 and 6.26% for fiscal 2007 from 8/8/2007 (and 5.50% as of 12/31/2007).

•	The assumed annual increase in health care costs is 11% as of 12/31/2007, with the annual increase lessening by 1/2% per year, to an ultimate rate of 5% in 2019.

•	25% of active participants are assumed to become eligible and elect coverage at retirement.

•	Retirement is assumed to take place at age 62, or at first eligibility if older.

•	2/3 of active employees are assumed to have eligible spouses who, at the employee’s retirement, will be covered by the plan. Husbands are assumed to be three years older than their wives.

Potential Payments upon Retirement or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2007 (December 31, 2007), and the price per share of Power Integrations’ common stock is the closing price on the Nasdaq Global Select Market as of that date ($34.43). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of extended option exercisability and the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

	Retirement	Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason		Continuation of Service Without Termination After Change of Control
Name/Type of Benefit	Benefits	Not within 18 months of a Change of Control(1)	Within 18 months of a Change of Control(2)	Acquiring Company Assumes Options(3)	Acquiring Company Does Not Assume Options(4)
Balu Balakrishnan
Cash Severance—Base Salary	—	$385,000	$385,000	—	—
Cash Severance—Bonus	—	$250,000	$250,000	—	—
Vesting Acceleration(5)	—	$1,483,638	$2,967,275	$1,483,638	$2,967,275
Continued Coverage of Employee Benefits(6)	$190,781	$15,898	$15,898	—	—

Total Termination Benefits:(7)	$190,781	$2,134,536	$3,618,173	$1,483,638	$2,967,275

Rafael Torres
Cash Severance—Base Salary	—	$122,500	$122,500	—	—
Cash Severance—Bonus	—	$50,000	$50,000	—	—
Vesting Acceleration(5)	—	—	$886,406	$443,203	$886,406
Continued Coverage of Employee Benefits(6)	—	$3,190	$3,190	—	—

Total Termination Benefits(7)	$—	$175,690	$1,062,096	$443,203	$886,406

	Retirement	Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason		Continuation of Service Without Termination After Change of Control
Name/Type of Benefit	Benefits	Not within 18 months of a Change of Control(1)	Within 18 months of a Change of Control(2)	Acquiring Company Assumes Options(3)	Acquiring Company Does Not Assume Options(4)
John Tomlin
Cash Severance—Base Salary	—	$132,500	$265,000	—	—
Cash Severance—Bonus	—	$50,000	$100,000	—	—
Vesting Acceleration(5)	—	—	$659,424	$164,856	$659,424
Continued Coverage of Employee Benefits(6)	—	$6,611	$13,222	—	—

Total Termination Benefits:(7)	—	$189,111	$1,037,646	$164,856	$659,424

Douglas Bailey
Cash Severance—Base Salary	—	$115,000	$115,000	—	—
Cash Severance—Bonus	—	$40,000	$40,000	—	—
Vesting Acceleration(5)	—	—	$376,999	$188,500	$376,999
Continued Coverage of Employee Benefits(6)	—	$9,571	$9,571	—	—

Total Termination Benefits(7)	—	$164,571	$541,570	$188,500	$376,999

Derek Bell
Cash Severance—Base Salary	—	$132,500	$265,000	—	—
Cash Severance—Bonus	—	$50,000	$100,000	—	—
Vesting Acceleration(5)	—	—	$657,917	$164,479	$657,917
Continued Coverage of Employee Benefits(6)	—	$6,611	$13,222	—	—

Total Termination Benefits:(7)	—	$189,111	$1,036,139	$164,479	$657,917

(1)	Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his targeted annual bonus plus 50% of all his then-unvested options plus twelve months medical and dental coverage; and with respect to all other named executive officers six months of salary plus 50% of targeted bonus plus six months of medical and dental coverage.

(2)	For termination within 18 months of a change in control (which, for these purposes for executive officers other than Mr. Balakrishnan, includes Mr. Balakrishnan ceasing to be our chief executive officer) other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his targeted annual bonus, 100% acceleration of all his then-unvested options, and twelve months medical and dental coverage; for all others, six months salary plus 50% of targeted bonus, 100% of unvested options would vest upon a change of control for senior executives and 50% of unvested options would vest upon change of control for new executives, and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment up to an additional six months salary and 50% bonus will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.

(3)	Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding options. With respect to Mr. Balakrishnan 50% of all his then-unvested options would vest; for all others, 25% of the unvested options would vest.

(4)	Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding options. With respect to Mr. Balakrishnan 100% of all his then-unvested options would vest; for all others, 50% of the unvested options would vest for a new executive and 100% for a senior executive.

(5)	Reflects the aggregate market value of unvested option grants. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $34.43, the closing price per share on the Nasdaq Global Select Market at December 31, 2007, and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2007.

(6)	For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided. Calculated based upon the rates at December 31, 2007.

(7)	Assuming a termination date of December 31, 2007 and a price per share of $34.43, Power Integrations believes that the named executives listed in the table above would not have been entitled to a gross-up payment for any excise tax liabilities under Section 280G of the Internal Revenue Code. In addition to the total amount of benefits contained herein, Mr. Balakrishnan is eligible for an extension of his stock option exercise period for vested options to one year for termination within 18 months of a change in control, or for the term of the option in the case of retirement. All executives are eligible for an extension of their stock option exercise period to one year upon a termination within 18 months of a change of control, and up to five years upon retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2007 to July 29, 2007, Power Integrations’ Compensation Committee consisted of Mr. Bickell, Mr. Kvamme and Mr. Brown. On July 30, 2007, the Compensation Committee was reconstituted by removing Mr. Bickell and adding Mr. Sharp. None of the current members of the Compensation Committee is or was an officer or employee of Power Integrations or its subsidiaries. None of Power Integrations’ executive officers serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations’ Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We did not conduct any transactions with related persons in fiscal 2007 that would require disclosure in this proxy or approval by the Audit Committee or another independent body of the Board.

Related Party Transactions Policies and Procedures

Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers, and employees must avoid any activity that is or appears to conflict with the interests of Power Integrations. Our directors, officers, and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflict of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and or another independent body of our Board. During fiscal 2007, we did not have any related party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, annual report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice, annual report on Form 10-K and proxy materials, as applicable, for all registered stockholders residing at the same address. Once you have received notice from your broker that they will be “householding” communications to your address, “householding,” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact Investor Relations Department at 408-414-8528. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

/s/ Rafael Torres

Rafael Torres

Secretary

April 28, 2008

A copy of Power Integrations’ Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available on our website, www.powerint.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

APPENDIX A

POWER INTEGRATIONS, INC.

2008 OUTSIDE DIRECTORS STOCK OPTION PLAN

(AS AMENDED THROUGH JUNE 6, 2000)

(AS APPROVED BY THE BOARD ON APRIL 22, 2008)

(SUBJECT TO APPROVAL BY THE STOCKHOLDERS ON JUNE 13, 2008)

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Power Integrations, Inc. 1997 Outside Directors Stock Option Plan (the “Original Plan”) was established effective as of the effective date of the initial registration by the Company of its Stock under Section 12 of the Exchange Act (the “Effective Date”). The Power Integrations, Inc. 2008 Outside Directors Stock Option Plan (the “Plan”), as an amendment and restatement of the Original Plan, will become effective upon its approval at the 2008 Annual Meeting of Stockholders.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain highly qualified persons to serve as Outside Directors of the Company and by creating additional incentive for Outside Directors to promote the growth and profitability of the Participating Company Group.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Annual Option” means an Option granted pursuant to Section 6.1(b), whether a Previously Scheduled Annual Option, a Transitional Annual Option, or a New Annual Option.

(b) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d) “Committee” means a committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(e) “Company” means Power Integrations, Inc., a Delaware corporation, or any successor corporation thereto.

(f) “Consultant” means any person, including an advisor, engaged by a Participating Company to render services other than as an Employee or a Director.

(g) “Director” means a member of the Board or the board of directors of any other Participating Company.

(h) “Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its sole discretion, or by the Company, in its sole discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, there is a public market for the Stock, the Fair Market Value of a share of Stock shall be the closing sale price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in the Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion.

(ii) If, on such date, there is no public market for the Stock, the Fair Market Value of a share of Stock shall be as determined by the Board without regard to any restriction other than a restriction which, by its terms, will never lapse.

(k) “Initial Option” means an Option granted pursuant to Section 6.1(a), whether a Previously Scheduled Initial Option or a New Initial Option.

(l) “Option” means a right to purchase Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan.

(m) “Optionee” means a person who has been granted one or more Options.

(n) “Option Agreement” means a written agreement between the Company and an Optionee setting forth the terms, conditions and restrictions of the Option granted to the Optionee.

(o) “Outside Director” means a Director of the Company who is not an Employee.

(p) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(q) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(r) “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(s) “Service” means the Optionee’s service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. The Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders Service to the Participating Company Group or a change in the Participating Company for which the Optionee renders such Service, provided that there is no interruption or termination of the Optionee’s Service. The Optionee’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Optionee performs Service ceasing to be a Participating Company.

(t) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(u) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular, and use of the term “or” shall include the conjunctive as well as the disjunctive.

3. ADMINISTRATION. The Plan shall be administered by the Board. All questions of interpretation of the Plan or of any Option shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Option. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, determination or election.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable.    Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be one million one hundred thousand (1,100,000) shares. Such share reserve consists of (i) eight hundred thousand (800,000) shares of Stock, plus (ii) an additional three hundred thousand (300,000) shares of Stock subject to stockholder approval at the 2008 annual meeting. Such share reserve may consist of authorized but unissued shares or reacquired shares of Stock or any combination thereof. If an outstanding Option for any reason expires or is terminated or canceled or shares of Stock acquired, subject to repurchase, upon the exercise of an Option are repurchased by the Company, the shares of Stock allocable to the unexercised portion of such Option, or such repurchased shares of Stock, shall again be available for issuance under the Plan.

4.2 Adjustments for Changes in Capital Structure.    In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Plan, to each Initial Option and Annual Option, and to any outstanding Options, and in the exercise price of any outstanding Options. If a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become (whether or not pursuant to an “Ownership Change Event” as defined in Section 8.1) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price of, the outstanding Options shall be adjusted in a fair and equitable manner as determined by the Board, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the stock subject to the Option.

5. ELIGIBILITY AND TYPE OF OPTIONS.

5.1 Persons Eligible for Options.    An Option shall be granted only to a person who, at the time of grant, is an Outside Director.

5.2 Options Authorized.    Options shall be nonstatutory stock options; that is, options which are not treated as incentive stock options within the meaning of Section 422(b) of the Code.

6. Terms and Conditions of Options. Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Automatic Grant of Options.    Subject to execution by an Outside Director of the appropriate Option Agreement, Options shall be granted automatically and without further action of the Board, as follows:

(a) Initial Options.

(i) Previously Scheduled Initial Options.    Prior to June 13, 2008, each person who is (i) serving as an Outside Director on the Effective Date, or (ii) first elected or appointed as an Outside Director after the Effective Date shall be granted an Option to purchase thirty thousand (30,000) shares of Stock on the Effective Date or the date of such initial election or appointment, respectively (a “Previously Scheduled Initial Option”).

(ii) New Initial Options.    Beginning on June 13, 2008, each person who is first elected or appointed as an Outside Director shall be granted an Option to purchase twenty thousand (20,000) shares of Stock on the date of such initial election or appointment (a “New Initial Option”).

(iii) No Initial Option Grants to Former Employees.    Notwithstanding anything herein to the contrary, neither a Previously Scheduled Initial Option nor a New Initial Option shall be granted to a Director of the Company who previously did not qualify as an Outside Director but subsequently becomes an Outside Director as a result of the termination of his or her status as an Employee.

(b) Annual Options.

(i) Previously Scheduled Annual Options.    Prior to July 1, 2008, each Outside Director (including any Director who previously did not qualify as an Outside Director but who subsequently becomes an Outside Director) shall be granted an Option to purchase ten thousand (10,000) shares of Stock on each of his or her “Anniversary Dates”, provided such person remains an Outside Director on such Anniversary Date (a “Previously Scheduled Annual Option”). The Anniversary Date for an Outside Director who was serving on the Board on the Effective Date shall be the date which is twelve (12) months after the Effective Date and successive anniversaries thereof. The Anniversary Date for an Outside Director who is elected or appointed to the Board after the Effective Date shall be the date which is twelve (12) months after such election or appointment and successive anniversaries thereof.

(ii) Transitional Annual Options.    On July 1, 2008, each Outside Director (including any Director who previously did not qualify as an Outside Director but who subsequently becomes an Outside Director) who remains an Outside Director on such date shall be granted an Option (a “Transitional Annual Option”) to purchase that number of shares of Stock equal to the product of: (a) eight thousand (8,000), and (b) the quotient obtained by dividing (A) the number of days between July 1, 2008 and the most recent preceding “Anniversary Date” for that Outside Director, by (B) three hundred sixty-five (365). The number of shares of Stock subject to each such Transitional Annual Option shall be rounded down to the next whole share. The Anniversary Date for an Outside Director who was serving on the Board on the Effective Date shall be the anniversary date of the Effective Date. The Anniversary Date for an Outside Director who is elected or appointed to the Board after the Effective Date shall be the anniversary date of such election or appointment.

(iii) New Annual Options.    On the first day in July of each year beginning in 2009, each Outside Director (including any Director who previously did not qualify as an Outside Director but who subsequently becomes an Outside Director) who remains an Outside Director on such date shall be granted an Option to purchase eight thousand (8,000) shares of Stock, provided such person remains an Outside Director on such date (a “New Annual Option”). If an Outside Director has served as an Outside Director for less than one year prior to the first day in July of any year, then the number of shares subject to the New Annual Option shall be reduced to that number of shares of Stock equal to the product of: (a) eight thousand (8,000), and (b) the quotient obtained by dividing (A) the number of days between the first day in July of that year and the date that such individual began serving as an Outside Director, by (B) three hundred sixty-five (365). The number of shares of Stock subject to each such New Annual Option shall be rounded down to the next whole share.

(c) Right to Decline Option. Notwithstanding the foregoing, any person may elect not to receive an Option by delivering written notice of such election to the Board no later than the day prior to the date such Option would otherwise be granted. A person so declining an Option shall receive no payment or other consideration in lieu of such declined Option. A person who has declined an Option may revoke such election by delivering written notice of such revocation to the Board no later than the day prior to the date such Option would be granted pursuant to Section 6.1(a) or (b), as the case may be.

6.2 Exercise Price.    The exercise price per share of Stock subject to an Option shall be the Fair Market Value of a share of Stock on the date the Option is granted.

6.3 Exercise Period.    Each Option shall terminate and cease to be exercisable on the date ten (10) years after the date of grant of the Option unless earlier terminated pursuant to the terms of the Plan or the Option Agreement.

6.4 Right to Exercise Options.

(a) Initial Options.

(i) Previously Scheduled Initial Options.    Prior to June 13, 2008, except as otherwise provided in the Plan or in the Option Agreement, a Previously Scheduled Initial Option shall (i) first become exercisable on the date which is one (1) year after the date on which the Previously Scheduled Initial Option was granted (the “Previously Scheduled Initial Option Vesting Date”); and (ii) be exercisable on and after such Previously Scheduled Initial Option Vesting Date and prior to the termination thereof in an amount equal to the number of shares of Stock initially subject to such Previously Scheduled Initial Option multiplied by the Vested Ratio as set forth below, less the number of shares previously acquired upon exercise thereof. The Vested Ratio described in the preceding sentence shall be determined as follows:

Vested Ratio
Prior to Previously Scheduled Initial Option Vesting Date	0

On Previously Scheduled Initial Option Vesting Date, provided the Optionee’s Service has not terminated prior to such date	1/3

Plus

For each full month of the Optionee’s continuous Service from the Previously Scheduled Initial Option Vesting Date until the Vested Ratio equals 1/1, an additional	1/36

(ii) New Initial Options. Beginning on June 13, 2008, except as otherwise provided in the Plan or in the Option Agreement, a New Initial Option shall (i) first become exercisable on the date which is six (6) months after the date on which the New Initial Option was granted (the “New Initial Option Vesting Date”); and (ii) be exercisable on and after such New Initial Option Vesting Date and prior to the termination thereof in an amount equal to the number of shares of Stock initially subject to such New Initial Option multiplied by the Vested Ratio as set forth below, less the number of shares previously acquired upon exercise thereof. The Vested Ratio described in the preceding sentence shall be determined as follows:

Vested Ratio
Prior to New Initial Option Vesting Date	0

On New Initial Option Vesting Date, provided the Optionee’s Service has not terminated prior to such date	1/6

Plus

For each full month of the Optionee’s continuous Service from the New Initial Option Vesting Date until the Vested Ratio equals 1/1, an additional	1/36

(b) Annual Options.

(i) Previously Scheduled Annual Options.    Except as otherwise provided in the Plan or in the Option Agreement, a Previously Scheduled Annual Option shall (i) first become exercisable on the date which is twenty-five (25) months after the date on which the Previously Scheduled Annual Option was granted (the “Previously Scheduled Annual Option Vesting Date”); and (ii) be exercisable on and after the Previously Scheduled Annual Option Vesting Date and prior to the termination thereof in an amount equal to the number of shares of Stock initially subject to the Previously Scheduled Annual Option multiplied by the Vested Ratio as set forth below, less the number of shares previously acquired upon exercise thereof. The Vested Ratio described in the preceding sentence shall be determined as follows:

Vested Ratio
Prior to Previously Scheduled Annual Option Vesting Date	0

On Previously Scheduled Annual Option Vesting Date, provided the Optionee’s Service is continuous from the date of grant of the Previously Scheduled Annual Option until the Previously Scheduled Annual Option Vesting Date	1/12

Plus

For each full month of the Optionee’s continuous Service from the Previously Scheduled Annual Option Vesting Date until the Vested Ratio equals 1/1, an additional	1/12

(ii) Transitional Annual Options.    Except as otherwise provided in the Plan or in the Option Agreement, a Transitional Annual Option shall become fully vested and exercisable on the date which is six (6) months after the date on which the Transitional Annual Option was granted.

(iii) New Annual Options.    Except as otherwise provided in the Plan or in the Option Agreement, a New Annual Option shall become fully vested and exercisable on the date which is six (6) months after the date on which the New Annual Option was granted.

6.5 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of shares of Stock owned by the Optionee having a Fair Market Value not less than the exercise price, (iii) by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), or (iv) by any combination thereof.

(b) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company of shares of Stock to the extent such tender of Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

(c) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

6.6 Tax Withholding. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, or to accept from the Optionee the tender of, a number of whole shares of Stock having a Fair Market Value equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to such Option or the shares acquired upon exercise thereof; provided, however, that no shares of Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of an Option as a liability for financial accounting purposes. Alternatively or in addition, in its sole discretion, the Company shall have the right to require the Optionee to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Option or the shares acquired upon exercise thereof. The Company shall have no obligation to deliver shares of Stock until the Participating Company Group’s tax withholding obligations have been satisfied.

7. STANDARD FORM OF OPTION AGREEMENT.

7.1 General. Each Option shall comply with and be subject to the terms and conditions set forth in the appropriate form of Nonstatutory Stock Option Agreement adopted by the Board concurrently with its adoption of the Plan and as amended from time to time.

7.2 Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of any of the standard forms of Option Agreement described in this Section 7 either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Option Agreement are not inconsistent with the terms of the Plan.

8. CHANGE IN CONTROL.

8.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:

(i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

(ii) a merger or consolidation in which the Company is a party;

(iii) the sale, exchange, or change in all or substantially all of the assets of the Company; or

(iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

8.2 Effect of Change in Control on Options. In the event of a Change in Control, any unexercisable or unvested portion of the outstanding Options shall be immediately exercisable and vested in full as of the date ten (10) days prior to the date of the Change in Control. The exercise or vesting of any Option that was permissible solely by reason of this Section 8.2 shall be conditioned upon the consummation of the Change in Control. In addition, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation’s stock. For purposes of this Section 8.2, an Option shall be deemed assumed if, following the Change in Control, the Option confers the right to purchase in accordance with its terms and conditions, for each share of Stock subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of Stock on the effective date of the Change in Control was entitled. Any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Option Agreement evidencing such Option except as otherwise provided in such Option Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options immediately prior to an Ownership Change Event described in Section 8.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options shall not terminate.

9. NONTRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee or the Optionee’s guardian or legal representative. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution.

10. INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

11. TERMINATION OR AMENDMENT OF PLAN. The Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the total number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), and (b) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Option, or any unexercised portion thereof, without the consent of the Optionee, unless such termination or amendment is necessary to comply with any applicable law, regulation or rule.

PLAN HISTORY

September 10, 1997	Board of Power Integrations, Inc., a California corporation (“Power Integrations California”) adopts Plan, with an initial reserve of 200,000 shares (after taking into account the reverse stock split to be effected in connection with the Delaware reincorporation).

September 10, 1997	Shareholders of Power Integrations California approve Plan, with an initial reserve of 200,000 shares.

December 8, 1997	Effective date of Delaware reincorporation of Power Integrations California.

December 12, 1997	Effective date of Plan.

November 22, 1999	Company effects 2:1 stock split, resulting in share reserve of 400,000 shares.

March 17, 2000	Board approves amendment to increase share reserve to 800,000 shares.

June 6, 2000	Stockholders approve amendment to increase share reserve to 800,000 shares.

April 22, 2008	Board approves amendment to add 300,000 shares to the share reserve and restructure the terms of initial options and annual options granted under the Plan.

APPENDIX B

POWER INTEGRATIONS, INC.

1997 EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED THROUGH JUNE 6, 2000)

(AS APPROVED BY THE BOARD ON APRIL 22, 2008)

(SUBJECT TO APPROVAL BY THE STOCKHOLDERS ON JUNE 13, 2008)

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Power Integrations, Inc. 1997 Employee Stock Purchase Plan (the “Plan”) is hereby established effective as of the effective date of the initial registration by the Company of its Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(b) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c) “Committee” means a committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(d) “Company” means Power Integrations, Inc., a Delaware corporation, or any successor corporation thereto.

(e) “Compensation” means, with respect to any Offering Period, base wages or salary, commissions, overtime, bonuses, annual awards, other incentive payments, shift premiums, and all other compensation paid in cash during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code. Compensation shall not include reimbursements of expenses, allowances, long-term disability, workers’ compensation or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan, or any other compensation not included above.

(f) “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(g) “Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while such individual is on any military leave, sick leave, or other bona fide leave of absence approved by the Company of three (3) months or less. In the event an individual’s leave of absence exceeds three (3) months, the individual shall be deemed to have ceased to be an Employee on the first day following the three (3)-month anniversary of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any governmental agency subsequently makes a contrary determination.

(h) “Fair Market Value” means, as of any date, if there is then a public market for the Stock, the closing price of a share of Stock (or the mean of the closing bid and asked prices if the Stock is so quoted instead) as quoted on the Nasdaq Global Select Market, Nasdaq Global Market, the Nasdaq Capital Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion. If there is then no public market for the Stock, the Fair Market Value on any relevant date shall be as determined by the Board. Notwithstanding the foregoing, the Fair Market Value per share of Stock on the Effective Date shall be deemed to be the public offering price set forth in the final prospectus filed with the Securities and Exchange Commission in connection with the initial public offering of the Stock.

(i) “Offering” means an offering of Stock as provided in Section 6.

(j) “Offering Date” means, for any Offering, the first day of the Offering Period with respect to such Offering.

(k) “Offering Period” means a period established in accordance with Section 6.1.

(l) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(m) “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(n) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation designated by the Board as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Board shall have the sole and absolute discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies.

(o) “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(p) “Purchase Date” means, for any Purchase Period, the last day of such period.

(q) “Purchase Period” means a period established in accordance with Section 6.2.

(r) “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(s) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Stock under the Plan and to terminate participation in the Plan at any time during an Offering Period.

(t) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(u) “Subscription Agreement” means a written agreement in such form as specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation.

(v) “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

(w) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or the Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Policies and Procedures Established by the Company. The Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its sole discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be three million (3,000,000) and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.

4.2 Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Plan and each Purchase Right and in the Purchase Price. If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5. ELIGIBILITY.

5.1 Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:

(a) Any Employee who is customarily employed by the Participating Company Group for less than twenty (20) hours per week; or

(b) Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.

5.2 Exclusion of Certain Stockholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted a Purchase Right under the Plan if, immediately after such grant, such Employee would own or hold options to purchase stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

6. OFFERINGS.

6.1 Offering Periods. Except as otherwise set forth below, the Plan shall be implemented by sequential Offerings of approximately twenty-four (24) months duration (an “Offering Period”); provided, however, that the first Offering Period shall commence on the Effective Date and end on January 31, 2000 (the “Initial Offering Period”). Subsequent Offerings shall commence on the first day of February and August of each year and end on the last day of the second January and July, respectively, occurring thereafter. Notwithstanding the foregoing, the Board may establish a different duration for one or more future Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the first or last day of an Offering Period is not a day on which the national securities exchanges or Nasdaq Stock Market are open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period.

6.2 Purchase Periods. Each Offering Period shall consist of four (4) consecutive Purchase Periods of approximately six (6) months duration, or such other number or duration as the Board shall determine. The Purchase Period commencing on the Offering Date of the Initial Offering Period shall end on July 31, 1998. A Purchase Period commencing on or about February 1 shall end on or about the next July 31. A Purchase Period commencing on or about August 1 shall end on or about the next January 31. Notwithstanding the foregoing, the Board may establish a different duration for one or more future Purchase Periods or different commencing or ending dates for such Purchase Periods. If the first or last day of a Purchase Period is not a day on which the national securities exchanges or Nasdaq Stock Market are open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Purchase Period.

7. PARTICIPATION IN THE PLAN.

7.1 Initial Participation. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed Subscription Agreement to the office designated by the Company not later than the close of business for such office on the Subscription Date established by the Company for such Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement to the Company’s designated office on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate office of the Company on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period provided such Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

7.2 Continued Participation. A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that such Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1 or (b) terminated employment as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement. Eligible Employees may not participate simultaneously in more than one Offering.

8. RIGHT TO PURCHASE SHARES.

8.1 Grant of Purchase Right. Except as set forth below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase the lesser of (a) that number of whole shares of Stock determined by dividing Fifty Thousand Dollars ($50,000) by the Fair Market Value of a share of Stock on such Offering Date or (b) five thousand (5,000) shares of Stock. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.

8.2 Pro Rata Adjustment of Purchase Right. Notwithstanding the provisions of Section 8.1, if the Board establishes an Offering Period of any duration other than twenty-four months, then (a) the dollar amount in Section 8.1 shall be determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole dollar, and (b) the share amount in Section 8.1 shall be determined by multiplying 208.33 shares by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole share.

8.3 Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section 8.3 shall be applied in conformance with applicable regulations under Section 423(b)(8) of the Code.

9. PURCHASE PRICE.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Board; provided, however, that the Purchase Price shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price for that Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period, or (b) the Fair Market Value of a share of Stock on the Purchase Date.

10. ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTION.

Shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1 Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each payday during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each payday during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions made effective following the first payday during an Offering) or more than fifteen percent (15%). Notwithstanding the foregoing, the Board may change the limits on payroll deductions effective as of any future Offering Date.

10.2 Commencement of Payroll Deductions. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3 Election to Change or Stop Payroll Deductions. During an Offering Period, a Participant may elect to increase or decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company’s designated office an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in the current Offering Period unless such Participant withdraws from the Plan as provided in Section 12.1.

10.4 Administrative Suspension of Payroll Deductions. The Company may, in its sole discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted during a calendar year under the limit set forth in Section 8.3. Payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement at the beginning of the next Purchase Period the Purchase Date of which falls in the following calendar year.

10.5 Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

10.6 No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan.

10.7 Voluntary Withdrawal from Plan Account. A Participant may withdraw all or any portion of the payroll deductions credited to his or her Plan account and not previously applied toward the purchase of Stock by delivering to the Company’s designated office a written notice on a form provided by the Company for such purpose. A Participant who withdraws the entire remaining balance credited to his or her Plan account shall be deemed to have withdrawn from the Plan in accordance with Section 12.1. Amounts withdrawn shall be returned to the Participant as soon as practicable after the withdrawal and may not be applied to the purchase of shares in any Offering under the Plan. The Company may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section, establish a minimum dollar amount that must be retained in the Participant’s Plan account, or terminate the withdrawal right provided by this Section.

11. PURCHASE OF SHARES.

11.1 Exercise of Purchase Right. On each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.

11.2 Pro Rata Allocation of Shares. In the event that the number of shares of Stock which might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

11.3 Delivery of Certificates. As soon as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant, as appropriate, of a certificate representing the shares acquired by the Participant on such Purchase Date; provided that the Company may deliver such shares to a broker that holds such shares in street name for the benefit of the Participant. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant, or, if requested by the Participant, in the name of the Participant and his or her spouse, or, if applicable, in the names of the heirs of the Participant.

11.4 Return of Cash Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain such amount in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period, as the case may be.

11.5 Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the foreign, federal, state and local tax withholding obligations of the Participating Company Group, if any, which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. The Participating Company Group may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.6 Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.7 Reports to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine.

12. WITHDRAWAL FROM OFFERING OR PLAN.

12.1 Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company’s designated office a written notice of withdrawal on a form provided by the Company for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after the Purchase Date of a Purchase Period, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company’s designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

12.2 Automatic Withdrawal from an Offering. If the Fair Market Value of a share of Stock on a Purchase Date of an Offering Period (other than the final Purchase Date of such offering) is less than the Fair Market Value of a share of Stock on the Offering Date for such Offering Period, then every Participant shall automatically be (a) withdrawn from such Offering Period after the acquisition of shares of Stock on the Purchase Date and (b) enrolled in the new Offering Period effective on its Offering Date. A Participant may elect not to be automatically withdrawn from an Offering Period pursuant to this Section 12.2 by delivering to the Company’s designated office not later than the close of business on Offering Date new Offering Period a written notice indicating such election.

12.3 Return of Payroll Deductions. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Sections 12.1 or automatic withdrawal from an Offering pursuant to Section 12.2, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares of Stock (except, in the case of an automatic withdrawal pursuant to Section 12.2, for an amount necessary to purchase an additional whole share as provided in Section 11.4) shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan or the Offering, as applicable, shall terminate. Such accumulated payroll deductions to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.

13. TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Sections 5 and 7.1.

14. CHANGE IN CONTROL.

14.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

14.2 Effect of Change in Control on Purchase Rights. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Purchase Period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

15. NONTRANSFERABILITY OF PURCHASE RIGHTS.

A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

16. COMPLIANCE WITH SECURITIES LAW.

The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

17. RIGHTS AS A STOCKHOLDER AND EMPLOYEE.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a certificate for the shares purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.

18. LEGENDS.

The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

19. NOTIFICATION OF SALE OF SHARES.

The Company may require the Participant to give the Company prompt notice of any disposition of shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right. The Company may require that until such time as a

Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Right referred to in the preceding sentence. The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

20. NOTICES.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. INDEMNIFICATION.

In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

22. AMENDMENT OR TERMINATION OF THE PLAN.

The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, except as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares of Stock under applicable federal, state or foreign securities laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Board as Participating Companies.

POWER INTEGRATIONS, INC.

1997 EMPLOYEE STOCK PURCHASE

PLAN NOTICE OF WITHDRAWAL

NAME (Please print):
	(Last)	(First)	(Middle)

I hereby elect to withdraw from the Offering under Power Integrations, Inc. 1997 Employee Stock Purchase Plan (the “Plan”) which began on                     , 19     and in which I am currently participating (the “Current Offering”).

Elect either A or B below:

[ ]	A.	I elect to terminate immediately my participation in the Current Offering and in the Plan.

I request that the Company cease all further payroll deductions from my Compensation under the Plan (provided that I have given sufficient notice prior to the next payday). I request that all payroll deductions credited to my account under the Plan (if any) not previously used to purchase shares under the Plan shall not be used to purchase shares on the next Purchase Date of the Current Offering.

Instead, I request that all such amounts be paid to me as soon as practicable. I understand that this election immediately terminates my interest in the Current Offering and in the Plan.

[ ]	B.	I elect to terminate my participation in the Current Offering and in the Plan following my purchase of shares on next Purchase Date of the Current Offering.

I request that the Company cease all further payroll deductions from my Compensation under the Plan (provided that I have given sufficient notice prior to the next payday). I request that all payroll deductions credited to my account under the Plan (if any) not previously used to purchase shares under the Plan shall be used to purchase shares on the next Purchase Date of the Current Offering to the extent permitted by the Plan. I understand that this election will terminate my interest in the Current Offering and in the Plan immediately following such purchase. I request that any cash balance remaining in my account under the Plan after my purchase of shares be paid to me as soon as practicable.

I understand that by making this election I am terminating my interest in the Plan and that no further payroll deductions will be made (provided that I have given sufficient notice prior to the next payday) unless I elect in accordance with the Plan to become a participant in another Offering under the Plan by filing a new Subscription Agreement with the Company.

Date:	Signature:

Directions to Power Integrations, Inc. from San Jose Airport

1.	Head southeast on Airport Blvd
2.	Slight right to stay on Airport Blvd (signs for Departures A/Terminal C)
3.	Slight right (signs for CA-87/US-101/Skyport Dr)
4.	Slight right to merge onto CA-87 S/Guadalupe Pkwy toward Downtown
5.	Take the exit onto I-280 S toward US-101
6.	Take the exit onto US-101 S toward Los Angeles
7.	Take the Hellyer Ave exit
8.	Turn left at Hellyer Ave
5245 Hellyer Ave San Jose, CA

POWERR INTEGRATIONS

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DESIGNATION (IF ANY)

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000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 13, 2008.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/POWI

Follow the steps outlined on the secured website.

Vote by telephone

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Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors: Each to be elected to hold office until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified.

01 - Balu Balakrishnan

04 - R. Scott Brown

07 - E. Floyd Kvamme

For Withhold

02 - Alan D. Bickell

05 - James Fiebiger

08 - Steven J. Sharp

For Withhold

03 - Nicholas E. Brathwaite

06 - Balakrishnan S. Iyer

For Withhold +

2. To approve an amendment and restatement of the Power Integrations 1997 Outside Directors Stock Option Plan, as described in the proxy statement.

4. To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for the fiscal year ending December 31, 2008.

For Against Abstain

3. To approve an amendment and restatement of the Power Integrations 1997 Employee Stock Option Purchase Plan, as described in the proxy statement.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

POWERR INTEGRATIONS

Proxy — Power Integrations

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2008

The undersigned hereby appoints Balu Balakrishnan and Rafael Torres, with full power of substitution, to vote all of the shares of stock of Power Integrations, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Power Integrations, Inc. to be held at 5245 Hellyer Avenue, San Jose, CA 95138 on Friday, June 13, 2008 at 1:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.